Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

INSPIRE BRANDS, INC.,

VALE MERGER SUB, INC.

and

DUNKIN’ BRANDS GROUP, INC.

Dated as of October 30, 2020

i

ii

ANNEX A—Conditions of the Offer

ANNEX B—Form of Third Amended and Restated Certificate of Incorporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 30, 2020 (this “Agreement”), among INSPIRE BRANDS, INC., a Delaware corporation (“Parent”), VALE MERGER SUB, INC., a Delaware corporation and a wholly-owned indirect subsidiary of Parent (“Merger Sub”), and DUNKIN’ BRANDS GROUP, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence, and Parent has agreed to cause Merger Sub to commence, a tender offer (as it may be extended and amended from time to time under this Agreement, the “Offer”) to purchase any and all of the shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) issued and outstanding, at a price per share of $106.50 (the “Offer Price”), net to the holder of such share, in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease, and (iii) the Company will continue as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Merger” and together with the Offer and the other transactions contemplated by this Agreement, collectively, the “Transactions”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions and (iv) recommended the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, (i) the Board of Directors of Parent has (a) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, (b) declared it advisable to enter into this Agreement and (c) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions and (ii) Parent, as the sole stockholder of Merger Sub, has adopted and approved this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Roark Capital Partners II Sidecar LP, Roark Capital Partners V (T) LP, Roark Capital Partners V (TE) LP, Roark Capital Partners V (OS) LP, Roark Diversified Restaurant Fund II LP and RC V Vale LLC (such entities, in such capacity, collectively, the “Investors”) have entered into an equity commitment letter (the “Equity Commitment Letter”), dated as of the date hereof;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company a limited guarantee of Roark Capital Partners II Sidecar LP, Roark Capital Partners V (T) LP, Roark Capital

Partners V (TE) LP, Roark Capital Partners V (OS) LP, Roark Diversified Restaurant Fund II LP and RC V Vale LLC (such entities, in such capacity, collectively, the “Guarantors”), dated as of the date hereof (the “Limited Guarantee”), and pursuant to which the Guarantor has guaranteed certain of Parent’s obligations under this Agreement, subject to the terms and conditions set forth in the Limited Guarantee;

WHEREAS, upon consummation of the Merger, each Share that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer (other than Excluded Shares and Dissenting Shares (each as hereafter defined)), will be cancelled and converted into the right to receive the Merger Consideration (as hereafter defined), upon the terms and subject to the conditions of and any exceptions in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Definitions.

(a)    For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable, in the aggregate, to the Company than the terms of the Confidentiality Agreement; provided, that such confidentiality agreement (i) shall expressly not prohibit compliance by the Company with its obligations under this Agreement and (ii) shall include customary standstill provisions for an agreement of such type, except that such provisions may include an exception to the extent necessary to allow such person to make or amend an Acquisition Proposal. For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” will be deemed references to “51%.”

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person. For the avoidance of doubt, no Franchisee shall be deemed to be an Affiliate of the Company solely by virtue of being a Franchisee or a party to a Franchise Agreement.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Base Indenture” means the Base Indenture, dated as of January 26, 2015, by and among DB Master Finance LLC, a Delaware limited liability company, as master issuer of the Notes (as defined therein), and Citibank, N.A., as Trustee and Securities Intermediary thereunder, in effect as of the date of this Agreement.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Brand” means Dunkin’ brand or Baskin-Robbins brand or both.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which commercial banks are not required or authorized by Law to close in the City of New York, NY.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Transaction Document” means the Management Agreement and each other “Collateral Transaction Document” as such term is defined in the Securitization Agreement.

“Company By-laws” means the Third Amended and Restated By-laws of the Company, as in effect as of the date of this Agreement.

“Company Charter” means the Second Restated Certificate of Incorporation of the Company, as in effect as of the date of this Agreement.

“Company Equity Award Consideration” means (i) in the case of a Company Stock Option the product of (a) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of a Company Stock Option and (b) the aggregate number of Shares issuable upon exercise of such Company Stock Option and (ii) in the case of a Restricted Stock Unit or Performance Stock Unit the product of (a) the Merger Consideration and (b) the aggregate number of Shares subject to such Restricted Stock Unit or Performance Stock Unit, as applicable, determined, with respect to Performance Stock Units, in accordance with Section 3.04(b) of this Agreement.

“Company ESPP” means the Dunkin’ Brands Group, Inc. Employee Stock Purchase Plan, as amended and restated effective October 1, 2015.

“Company Stock Plans” means the Company ESPP, the Dunkin’ Brands Group, Inc. 2015 Omnibus Long Term Incentive Plan and the Dunkin’ Brands Group, Inc. 2011 Amended and Restated Omnibus Long-Term Incentive Plan, and the Dunkin’ Brands Group, Inc. 2006 Amended & Restated Executive Incentive Plan.

“consummate” (and with its correlative meanings “consummation” and “consummating”), as such term is used with respect to the Offer, has the meaning ascribed to it in Section 251(h) of the DGCL.

“Contract” means any written or oral contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise, agreement, indenture, lease, sublease, license, sublicense or any other binding instrument, obligation or commitment of any kind with respect to which there are continuing rights, liabilities or obligations (other than immaterial rights, liabilities or obligations of the type that customarily survive termination of a Contract).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract (including any credit arrangement) or otherwise. For the avoidance of doubt, no Franchisee shall be deemed to be controlled by the Company solely by virtue of being a Franchisee or a party to a Franchise Agreement.

“Debt Financing Related Parties” means each Debt Financing Source and their respective Affiliates, and such Debt Financing Source’s (and their respective Affiliates’) members, partners, or Representatives and any successors and permitted assigns of any of the foregoing.

“Debt Financing Source” means, in its capacity as such, any lender, arranger or other debt financing source to the extent providing a commitment pursuant to the Debt Commitment Letter (or any other commitment letter in connection with any Alternative Financing).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Information” means (i) any description of capital structure, including descriptions of indebtedness or equity of Parent or any of its Affiliates on or after the Closing Date, (ii) any information customarily provided by a lead arranger in a customary information memorandum for a secured bank financing, including sections customarily drafted by a lead arranger, such as those regarding confidentiality, timelines, syndication process and limitations of liability, (iii) any segment reporting financial information, (iv) any historical financial statements (other than those that have otherwise been publicly disclosed by the Company in accordance with this Agreement), (v) any pro forma, projected or forward looking statements or adjustments (provided that the Company shall reasonably cooperate and assist Parent in its preparation of such materials in accordance with Section 7.14), (vi) any information relating to transactions anticipated to occur after the Closing Date, (vii) any other information of the type that is not customarily included in a “public side” information memoranda for a secured bank financing and (viii) any information with respect to any person other than the Company and its Subsidiaries.

“Excluded Shares” means Shares to be cancelled in accordance with Section 3.01(b).

“Franchise Agreements” means any Contract, including any license, subfranchise agreement, sublicense agreement, master franchise agreement, single-store commitment agreement, development agreement, or any similar agreement, pursuant to which the Company or any Company Subsidiary has granted to any Franchisee a right or option to develop or operate or license others to operate or to develop one (1) or more Brand restaurants.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“Governmental Authority” means any supranational, federal, national, state, provincial or local, municipal or foreign government, regulatory or administrative authority, agency or commission or other governmental authority or instrumentality or self-regulatory organization (including Nasdaq), domestic or foreign, or any court, tribunal or judicial or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immaterial Amendment” means any amendment, waiver, consent or other modification entered into or action taken under the Securitization Agreement or any Collateral Transaction Document by the Company or any of its Subsidiaries that does not (i) adversely affect the Company and its Subsidiaries, taken as a whole, in any respect (other than a de minimis adverse effect), (ii) increase the obligations of the Company and its Subsidiaries under the Securitization Agreement or any Collateral Transaction Document (other than a de minimis increase of such obligations), (iii) surrender any rights of the Company or its Subsidiaries under the Securitization Agreement or any Collateral Transaction Document (other than a de minimis surrender of rights) or (iv) require any direct out-of-pocket expenditure by the Company or its Subsidiaries to any party to, or Noteholder or Note Owner (each as defined in the Securitization Agreement) under, any of the Securitization Agreement or any Collateral Transaction Document exceeding, individually or in the aggregate with all other payments made in connection with amendments, waivers, consents or other modifications under clauses (i) through (iv) of this definition of “Immaterial Amendment”, $1 million; provided, that if the Company receives notice from a Rating Agency (as defined in the Securitization Agreement) that any such amendment, waiver, consent or other modification would result in such Rating Agency downgrading any Series of Notes (each as defined in the Securitization Agreement) as a direct result of such amendment, waiver, consent or other modification, such amendment, waiver, consent or other modification shall not constitute an Immaterial Amendment.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: (i) any patent, patentable invention or patent application (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), (ii) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media identifier and all other indicia of origin, together with all goodwill associated therewith, (iii) any copyright (including copyrights in works of authorship), design, design registration and database rights, (iv) intangible proprietary rights (to the extent they exist) in any computer software programs, (v) rights accorded the registrant in any Internet domain names, (vi) rights of publicity and rights accorded the owner or registration of social media content and accounts and (vii) any trade secrets, know-how, formulae, recipes, in each instance only to the extent confidential and proprietary, and other confidential and proprietary information and rights.

“Intercompany Agreement” means any Contract between the Company and one or more of its wholly-owned Subsidiaries or any Contract among wholly-owned Subsidiaries of the Company.

“Knowledge” of the Company or “Company’s Knowledge” means the actual knowledge after reasonable inquiry of the individuals identified on Section 1.01(a) of the Company Disclosure Schedule.

“Knowledge” of Parent means the actual knowledge after reasonable inquiry of the individuals identified on Section 1.01(b) of the Parent Disclosure Schedule.

“Law” means any applicable supranational, federal, national, state, provincial or local statute, ordinance or law, or any rule, regulation, Order or agency requirement of any competent Governmental Authority, whether or not inside or outside the United States or any other country.

“Liens” means any and all security interests, pledges, charges, options, puts, calls, preemptive purchase rights, easements, rights of first offer or refusal, mortgages, liens and any other encumbrances of any kind whatsoever, other than any non-exclusive license of Intellectual Property granted by the Company or any Company Subsidiary in the ordinary course of business.

“Management Agreement” means the Management Agreement, dated as of January 26, 2015, by and among DB Master Finance Parent LLC, DB Master Finance LLC, its Subsidiaries from time to time party thereto, Dunkin’ Brands, Inc., as Manager thereunder, certain Sub-Managers from time to time party thereto and Citibank, N.A., as Trustee, as amended by that certain Amendment to Management Agreement, dated as of October 23, 2017, as amended by that certain Amendment to Management Agreement, dated as of April 30, 2019, and any other amendment to the Management Agreement, in each case, in effect as of the date of this Agreement.

“Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate with all other changes, effects, events, occurrences, developments, conditions or facts, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any change, effect, event, occurrence, development, condition or fact arising out of or resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, or there is reasonably expected to be, a Material Adverse Effect: (i) a change in general political, social, geopolitical or regulatory conditions, including any changes or developments arising from or in connection with the November 3, 2020 United States federal elections and the results thereof, (ii) any change in economic, financial, credit, banking, currency or capital market conditions, including interest, foreign exchange or exchange rates or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the-counter market, (iii) a change generally affecting the industry, or other companies in the industry, in which the Company and its Subsidiaries operate, (iv) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof), (v) any adoption, implementation, promulgation, repeal, modification, change, reinterpretation or proposal of any Law, (vi) any seasonal fluctuations affecting any of the businesses of the Company, its Subsidiaries or the Franchisees, (vii) any change in prices, availability or quality of raw materials used in any of the businesses of the Company, its Subsidiaries or the Franchisees, (viii) any plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves thereof, epidemics or other outbreaks of diseases or public health events, escalation or acts of terrorism or sabotage, cyberterrorism, armed hostility, war (whether or not declared), military action or any weather-related event, fire, volcanoes, tsunamis, earthquakes, hurricanes, tornadoes, floods, wild fires, weather conditions or other natural or man-made disaster, force majeure or acts of God or other national or international calamity or the escalation or worsening of any of the occurrences or conditions referred to in this clause (viii), (ix) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to SARS-CoV-2 or COVID-19 (together, “COVID-19”) and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (all of the foregoing, “COVID-19 Measures”), including any change, effect, event, occurrence, development, condition or fact with respect to COVID-19 or the COVID-19 Measures or any escalation or worsening thereof (including any subsequent waves), (x) any changes in the market price or trading volume of the Shares or change in the Company’s credit ratings (provided, that, except as otherwise provided in this definition, the underlying causes of such failure referred to in this clause (x) may be considered in determining whether there is a Material Adverse Effect), (xi) the announcement of this Agreement and the Transactions or the pendency, performance or consummation of the Transactions, including any impact on the Company’s or the Company Subsidiaries’ relationships with employees, customers, suppliers, Franchisees or any other person (including pursuant to contractual relationships) (provided, that this clause (xi) shall not apply to references to “Material Adverse Effect” in Section 4.04), (xii) the taking of any action required by, or the failure to take any action prohibited by, this Agreement or consented to or requested by Parent, (xiii) any failure to meet, or changes to, any internal or published projections, forecasts, guidance, estimates, milestones, budgets, operating statistics or internal or published financial or operating predictions of revenue, earnings, cash flow, cash position or other financial or performance measures or operating statistics for any period (whether made by the Company or third parties) (provided, that, except as otherwise provided in this definition, the underlying causes of such failure referred to in this clause (xiii) may be considered in determining whether there is a Material Adverse Effect), (xiv) the identity of, or any facts relating to, Parent or Merger Sub or (xv) any Actions relating to this Agreement or the Transactions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) or any other person; provided, however, that any change, effect, event, occurrence, development, condition or fact resulting from or arising out of the exceptions set forth in clauses (i), (ii), (iii), (iv) and (v) shall only be taken into consideration in determining whether a Material Adverse Effect has occurred to the extent that such change, effect, event, occurrence, development, condition or fact has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industry and geographic markets in which the Company and its Subsidiaries operate (it being understood and agreed that, for purposes of determining whether there is a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industry and geographic markets in which the Company and its Subsidiaries operate, the Company and its Subsidiaries shall be compared to other companies that have comparable presences in the geographic markets in which the Company and its Subsidiaries operate).

“Nasdaq” means The NASDAQ Global Select Market.

“Order” means, with respect to any person, any injunction, order, writ, decree, consent decree, judgment, ruling, verdict or award entered, issued, made or rendered by any Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Other Sources” means cash on hand of Parent and existing revolving borrowing capacity of Parent in an amount equal to at least $1,575,000,000.

“Parent Disclosure Schedule” means the disclosure schedule prepared by Parent and delivered to the Company in connection with the execution and delivery of this Agreement.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions by Parent or Merger Sub or otherwise prevent, materially delay or materially impede Parent or Merger Sub from performing its obligations under this Agreement.

“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or similar Liens arising in the ordinary course of business as to which there is no default on the part of the Company or any of its Subsidiaries, or which are being contested in good faith by appropriate proceedings, (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters affecting title that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (v) licenses of Intellectual Property entered into in the ordinary course of business, (vi) zoning, building and other similar codes and regulations, provided, that such restrictions do not prohibit the current use of any Owned Real Property or Leased Real Property from the manner in which such property is currently being used, (vii) Liens discharged at or prior to the Closing Date, (viii) Liens pursuant to, or contemplated by, the Securitization Agreement or the transactions contemplated thereby (including created or permitted under any Related Document in favor of the trustee under the Securitization Agreement for the benefit of the secured parties thereunder) and (ix) such other Liens as would not, individually or in the aggregate, have a Material Adverse Effect.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

“Pre-Closing Period” means the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

“Related Document” means “Related Document” as such term is defined in the Securitization Agreement.

“Representatives” means, with respect to any person, such person’s officers, directors, employees, financial advisors, accountants, consultants, legal counsel, agents and other representatives and advisors.

“Sanctioned Country” means any country or region that is the target or subject of comprehensive territorial-based economic sanctions or trade restrictions of the United States.

“Sanctioned Person” means any person that is the target or subject of economic sanctions, trade restrictions, or similar restrictions imposed by the United States, including (a) any person identified in any sanctions list maintained by the U.S. government, including the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (b) any person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any person directly or indirectly majority owned or controlled by or acting for the benefit or on behalf of a person described in clauses (a) or (b).

“Sanctions Laws” means all applicable United States Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by Office of Foreign Assets Control of the U.S. Treasury Department, the Bureau of Industry and Security of the U.S. Department of Commerce and the U.S. Department of State.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Adverse Event” means (i) any Manager Termination Event, Rapid Amortization Event, Potential Rapid Amortization Event, Default or Event of Default (as each such term is defined in the Securitization Agreement or any Collateral Transaction Document) or (ii) any (A) amendment, waiver, consent or other modification of the Securitization Agreement or any Collateral Transaction Document, or (B) action taken to cure any event that, with notice or the lapse of time or both, would become an event described in the preceding clause (i) without Parent’s written consent, in each of cases (A) and (B), other than any Immaterial Amendment.

“Securitization Agreement” means the Base Indenture, as supplemented by that certain Series 2015-1 Supplement, dated as of January 26, 2015, that certain Series 2017-1 Supplement, dated as of October 23, 2017, that certain First Supplement, dated as of October 23, 2017, that certain Series 2019-1 Supplement, dated as of April 30, 2019, that certain Second Supplement, dated as of April 30, 2019, and any other supplement to the Base Indenture, in each case, in effect as of the date of this Agreement.

“Specified Default” shall mean any Default or Potential Rapid Amortization Event (each as defined in the Securitization Agreement) or default or other event under any Collateral Transaction Document that would reasonably be expected to result in any event described in clause (i) of the definition of “Securitization Adverse Event,” which is capable of being cured pursuant to the Securitization Agreement or such Collateral Transaction Document.

“Specified Default Cure” shall mean any action taken to cure any Specified Default (i) that constitutes an Immaterial Amendment or (ii) for which Parent has provided to the Company its written consent.

“Subsidiary” or “Subsidiaries” of any person means another person (other than an individual), an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person. For the avoidance of doubt, no Franchisee shall be deemed to be a Subsidiary of the Company solely by virtue of being a Franchisee or a party to a Franchise Agreement.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, duties, fees, imposts, levies or other governmental assessments, tariffs or charges of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income, capital gains, goods and services, branch, alcoholic beverage, gross receipts, capital, net worth, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer (including real property transfer or gains), conveyance, severance, production, registration, value added, ad valorem alternative or add-on minimum, estimated and other similar taxes, and other taxes imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto.

“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, reports, elections, designations, estimates, and forms relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code, as amended.

“Willful and Material Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission (i) where the breaching party knows (or such party acting reasonably should have known) such action or omission is or would reasonably be expected to result in a breach of such representation, warranty, agreement or covenant and (ii) such action or omission constitutes a material breach of this Agreement.

(b)    The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Agreement	§ 7.03(b)
Acquisition Proposal	§ 7.03(j)(i)
Action	§ 4.07
Adverse Recommendation Change	§ 7.03(d)
Advertising and Sales Promotion Fund	§ 4.16(i)
Aggregate Consideration	§ 5.08(a)
Agreement	Preamble
Authorizations	§ 4.09(a)
Book-Entry Shares	§ 3.02(b)
Cap	§ 9.03(e)
Certificate	§ 3.02(b)
Certificate of Merger	§ 2.03
Certificates	§ 3.02(b)
Closing	§ 2.02
Closing Date	§ 2.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company Intellectual Property	§ 4.17(a)
Company Preferred Stock	§ 4.02(a)
Company Related Parties	§ 9.03(e)
Company Stock Option	§ 3.04(a)
Company Subsidiary	§ 4.01(b)
Company Termination Fee	§ 9.03(a)(i)
Confidentiality Agreement	§ 7.02(b)
Debt Commitment Letter	§ 5.08
Debt Financing	§ 5.08
DGCL	Recitals
Dissenting Shares	§ 3.06(a)
Effective Time	§ 2.05
Employee	§ 7.05(a)
Environmental Claims	§ 4.14(b)
Environmental Laws	§ 4.14(b)
Equity Commitment	§ 5.08(a)
Equity Commitment Letter	Recitals
Equity Financing	§ 5.08
Equity Financing Sources	§ 9.03(e)
ERISA Affiliate	§ 4.11(c)
FDD	§ 4.16(i)
Fee Letter	§ 5.08
Financing	§ 5.08
Financing Commitment Letter	§ 5.08
Franchise	§ 4.16(i)
Franchise Laws	§ 4.16(i)
Franchisee	§ 4.16(i)
FTC Rule	§ 4.16(i)

Defined Term	Location of Definition
Guarantor	Recitals
Hazardous Materials	§ 4.14(b)
Indebtedness	§ 6.01(h)
Indemnified Parties	§ 7.04(a)
Inside Date Condition	Annex A
Intervening Event	§ 7.03(j)(ii)
Investor	Recitals
IP Hold Co	§ 4.17(a)
IRS	§ 4.11(b)
IT Systems	§ 4.17(g)
Leased Real Property	§ 4.12(b)
Merger	Recitals
Merger Consideration	§ 3.01(a)
Merger Sub	Preamble
Minimum Tender Condition	Annex A
Offer	Recitals
Offer Condition	§ 2.01(b)
Offer Closing	§ 2.04
Offer Documents	§ 2.01(f)
Offer Expiration Time	§ 2.01(c)
Offer Price	Recitals
Outside Date	§ 9.01(c)(i)
Owned Real Property	§ 4.12(a)
Parent	Preamble
Parent Related Parties	§ 9.03(e)
Parent Termination Fee	§ 9.03(b)
Parent Welfare Benefit Plans	§ 7.05(c)
Paying Agent	§ 3.02(a)
Payment Fund	§ 3.02(a)
Personal Information	§ 4.17(e)
Plans	§ 4.11(a)
Pre-Closing Damages Proceeding	§ 9.03(e)
Principal Supplier	§ 4.20
Proxy Statement	§ 4.04(b)
Real Property Leases	§ 4.12(b)
Relationship Laws	§ 4.16(i)
Release	§ 4.14(b)
Required Amount	§ 5.08(a)
Required Financial Information	§ 7.14(f)
Restricted Stock Unit	§ 3.04(a)
Schedule 14D-9	§ 2.02(b)
SEC Documents	Article IV
SEC Reports	§ 4.05(a)
Selected Contract	§ 4.08(a)
Share	§ 3.01(a)
Shares	§ 3.01(a)
Solvent	§ 5.09
Specified Franchise Agreements	§ 4.16(a)
Specified Franchisee	§ 4.16(a)
Superior Proposal	§ 7.03(j)(iii)

Defined Term	Location of Definition
Surviving Company	§ 2.04
Termination Condition	Annex A
Termination Date	§ 9.01
Transaction Litigation	§ 7.11
Transactions	Recitals

ARTICLE II

THE OFFER AND THE MERGER

SECTION 2.01    The Offer.

(a)    Commencement of the Offer. Unless this Agreement shall have been terminated in accordance with Section 9.01, as promptly as practicable after the execution and delivery of this Agreement and in no event later than ten (10) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer to purchase any and all of the Shares at a price per share equal to the Offer Price to the holder of such Shares in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.

(b)    Terms and Conditions to the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for purchase, and pay for, all Shares tendered pursuant to the Offer are subject only to the prior satisfaction or waiver of the Minimum Tender Condition, the Termination Condition and the other conditions set forth in Annex A (collectively, the “Offer Conditions”). Merger Sub expressly reserves the right (but is not obligated to), at any time and from time to time, in its sole discretion to waive, in whole or in part, any Offer Condition or modify the terms of the Offer (including by increasing the Offer Price) in each case only (and Merger Sub shall not do so except) in a manner not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares sought pursuant to the Offer, (ii) reduce the Offer Price (except to the extent required pursuant to Section 3.05), (iii) amend, modify, supplement or waive the Minimum Tender Condition or the Termination Condition, (iv) add to or amend, modify or supplement any Offer Condition, (v) directly or indirectly amend, modify or supplement any other term of the Offer in any individual case in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or the Merger or impair the ability of Parent or Merger Sub to consummate the Offer, (vi) extend or otherwise change the Offer Expiration Time (except as expressly required or permitted by the provisions of Section 2.01(c) or Section 2.01(e)), (vii) change the form of consideration payable in the Offer or (viii) provide for any “subsequent offering period” (or any extension of any thereof) within the meaning of Rule 14d-11 under the Exchange Act.

(c)    Expiration and Extension of the Offer. The expiration date and time of the Offer, as the same may be extended from time to time in accordance with the terms of this Agreement, is hereinafter referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be one minute after 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)). Subject to the parties’ respective rights to terminate the Agreement pursuant to Section 9.01 and notwithstanding anything to the contrary in this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to):

(i)    extend the Offer for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or the staff or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and

(ii)    if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Parent or Merger Sub (to the extent permitted hereunder), extend the Offer

(x) on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer or shorter period as the parties hereto may agree in writing) or (y) if any then-scheduled Offer Expiration Time is ten (10) or fewer Business Days before the Outside Date (after taking into account any extension thereof pursuant to this Agreement), until 11:59 p.m., New York City time, on the day before the Outside Date (or such other date and time as the parties hereto may agree in writing); provided, that if all of the Offer Conditions other than the Inside Date Condition (and other than those conditions that by their nature are to be satisfied at the Offer Expiration Time) have been satisfied (or waived) in accordance with the terms hereof at any then-scheduled Offer Expiration Time, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer until 12:00 midnight (New York City time) at the end of the first Business Day after December 18, 2020;

provided, that without the Company’s written consent, Merger Sub shall not extend the Offer, and without Parent’s prior written consent, Merger Sub shall not be required (and Parent shall not be required to cause Merger Sub) to extend the Offer, in each case, beyond the earlier of the Outside Date or the valid termination of this Agreement in accordance with Section 9.01.

(d)    Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer, irrevocably accept for purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after (in any event, no later than 9:00 a.m. New York City time, on the first (1st) Business Day immediately following the Offer Expiration Time) (the date and time of acceptance for payment, the “Acceptance Time”); provided that Merger Sub shall (and Parent shall cause Merger Sub to) promptly after the Acceptance Time (and in any event, within two (2) Business Days after) pay for such Shares validly tendered and not validly withdrawn pursuant to the Offer. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Offer Price shall be paid to the holder of the Share in cash, without interest, upon the terms and subject to the conditions of the Offer.

(e)    Termination of the Offer. Parent and Merger Sub shall not terminate the Offer or permit the Offer to be terminated prior to the Offer Expiration Time (as it may be extended and re-extended in accordance with this Agreement), unless and until this Agreement is validly terminated in accordance with Section 9.01. In the event that this Agreement is validly terminated pursuant to Section 9.01 prior to any scheduled expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (but in any event not more than one (1) Business Day after such termination), irrevocably and unconditionally terminate the Offer and Merger Sub shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub or if this Agreement is validly terminated in accordance with Section 9.01 prior to the Acceptance Time, Merger Sub shall promptly return (and in any event within one (1) Business Day), and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the record holders thereof in accordance with applicable Law.

(f)    Offer Documents. On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), Parent and Merger Sub shall (i) file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any exhibits, supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares, in each case, as and to the extent required by applicable Law. The Company shall promptly furnish Parent and Merger Sub with all information concerning the Company and its stockholders required by the Exchange Act or other applicable Law to be set forth in the Offer Documents and all other information concerning the Company and its stockholders as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, subject to Section 7.03, shall allow Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents. Parent and Merger

Sub shall cause the Offer Documents to comply in all material respects with the requirements of applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information is or shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case, as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall (A) provide the Company and its counsel any written comments or other communications that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company and its counsel prompt telephonic notice of any material discussions with or oral comments received from the SEC staff), (B) provide the Company and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, (C) give reasonable and good faith consideration to any comments made by the Company and its counsel on any such proposed responses and (D) to the extent reasonably practicable, provide the Company and its counsel a reasonable opportunity to participate in any material discussions with the SEC or its staff concerning such comments. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(g)    Guaranteed Delivery. For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are “received” (as defined by Section 251(h) of the DGCL) by Merger Sub or by an agent of Merger Sub.

(h)    Notification of Offer Status. Parent shall use its reasonable best efforts to keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s written request, use its reasonable best efforts to provide the Company as soon as practicable with the most recent report then available from the Depository Agent detailing the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

SECTION 2.02    Company Actions.

(a)    Approval. The Company agrees that no Shares held by the Company or any of the Company Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b)    Schedule 14D-9. On the date the Offer Documents are initially filed with the SEC, unless this Agreement shall have been terminated in accordance with Section 9.01, as promptly as practicable after the filing of the Schedule TO with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any exhibits, supplements or amendments thereto, the “Schedule 14D-9”) and, subject to Section 7.03, shall include in the Schedule 14D-9, the Company Board Recommendation. The Company shall (i) include in the Schedule 14D-9 a notice of appraisal rights in compliance with Section 262 of the DGCL and (ii) subject to Parent and Merger

Sub’s compliance in all material respects with the terms of Section 2.01(f), cause the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Law, including by setting the date of the list used to determine the persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. Parent and Merger Sub shall promptly furnish the Company with all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9, and all other information concerning Parent and Merger Sub as reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall (A) provide Parent and its counsel any written comments or other communications that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent and its counsel prompt telephonic notice of any oral comments received from the SEC staff), (B) provide Parent and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, (C) give reasonable and good faith consideration to any comments made by Parent and its counsel on any such proposed responses and (D) to the extent reasonably practicable, provide Parent and its counsel a reasonable opportunity to participate in any material discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(c)    Stockholder Lists. In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub (i) promptly after the date of this Agreement and (ii) from time to time thereafter as reasonably requested by Parent, with a list of its stockholders and mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date preceding the date on which the Offer is commenced and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession regarding the beneficial owners of the Shares, and shall furnish to Merger Sub such information and reasonable assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares. Subject to applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares, Parent and Merger Sub and their Representatives shall (x) hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger in accordance with the terms of this Agreement and (y) if this Agreement is terminated, promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.

SECTION 2.03    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) thereof), at the Effective

Time, Merger Sub shall be merged with and into the Company. The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL.

SECTION 2.04    Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, subject to the satisfaction or, to the extent permitted by Law, waiver of the conditions to Closing set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted by Law, waiver at the Closing), and the provisions of this Agreement and pursuant to the DGCL (including Section 251(h) thereof), the closing of the Merger (the “Closing”) will take place as promptly as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in any event no later than the date of, and immediately following, the acceptance by Merger Sub and payment for the Shares tendered in the Offer (the “Offer Closing”), (i) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, (ii) remotely by exchange of documents and signatures (or their electronic counterparts) or (iii) at such other place, at such time or on such other date as Parent and the Company may mutually agree in writing (the date on which the Closing occurs being the “Closing Date”).

SECTION 2.05    Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall (i) cause the certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and (ii) take all other necessary or appropriate action to cause the Merger to be effected under Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time herein referred to as the “Effective Time.”

SECTION 2.06    Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL, including Section 251(h) thereof. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

SECTION 2.07    Certificate of Incorporation and By-laws of the Surviving Company. At the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger so as to read in its entirety as set forth in Annex B and shall be the certificate of incorporation of the Surviving Company and (b) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company, in each case, until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 7.04).

SECTION 2.08    Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Company.

SECTION 2.09    Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall be advised that any deeds, bills of sale, assignments, assurances or any other instruments are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

SECTION 3.01    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)    Conversion of Shares. Each share of Company Common Stock (each, a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares irrevocably accepted for purchase by Merger Sub in the Offer, any Excluded Shares and any Dissenting Shares, shall be cancelled and shall cease to exist and shall be converted automatically into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 3.02(b).

(b)    Cancellation of Excluded Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly-owned Subsidiary of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time (other than Shares irrevocably accepted for purchase by Merger Sub in the Offer) shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)    Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

SECTION 3.02    Exchange of Certificates.

(a)    Depository Agent; Paying Agent. Prior to the Acceptance Time, Parent shall (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company to act as agent (the “Depository Agent”) for the holders of Shares tendered in the Offer to receive the aggregate Offer Price to which such holders of such Shares shall become entitled pursuant to Section 2.01(d) and to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares entitled to receive the Merger Consideration, and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the receipt of such aggregate Offer Price and payment of the Merger Consideration in accordance with this Agreement. Promptly after the expiration of the Offer and in any event, substantially concurrently with the Acceptance Time, Parent shall deposit, or shall cause to be deposited, with (A) the Depository Agent, for the benefit of the holders of Shares irrevocably accepted for purchase by Merger Sub in the Offer, cash in an amount sufficient to pay the aggregate Offer Price required to be paid pursuant to Section 2.01(d) and (B) the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, other than Shares irrevocably accepted for purchase by Merger Sub in the Offer, any Excluded Shares and any Dissenting Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a) (such cash deposited pursuant to clause (A) and clause (B), collectively, being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company; provided, that no such investment or losses shall affect the amounts payable to the holders of Shares. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Offer Price and the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(b)    Exchange Procedures. Promptly after the Effective Time (and in no event later than two (2) Business Days thereafter), Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(a): (i) a letter of transmittal (which shall be in customary form reasonably acceptable to the Company prior to the Effective Time and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent); and (ii) instructions for use in effecting the surrender of the certificates evidencing such Shares (each, a “Certificate” and, together, the “Certificates”) or the non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof and delivery of a bond in a reasonable amount, if reasonably required, in each case pursuant to Section 3.02(e)) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other documents as may customarily be required by the Paying Agent), the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 3.01(a), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered if the Certificate or Book-Entry Share representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate or Book-Entry Share is entitled pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III. Notwithstanding anything to the contrary in this Section 3.02, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each registered holder of one or more Book-Entry Shares shall upon receipt by the Paying Agent of an “agent’s” message in customary form (or such other evidence, if any, as the Paying Agent may reasonably require) be entitled to receive, and the Surviving Company shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after receipt of such agent’s message (or such other evidence, if any, as the Paying Agent may reasonably require), the Merger Consideration for each Book-Entry Share.

(c)    No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d)    Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the former holders of Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Company for, and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if reasonably required by the Surviving Company, an indemnity bond reasonable in amount, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 3.01(a).

SECTION 3.03    Stock Transfer Books. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.01(a).

SECTION 3.04    Company Stock Options, Restricted Stock Units and Performance Stock Units.

(a)    (i) At the Effective Time, except as otherwise provided in clause (ii) below, each outstanding option to purchase Shares granted under a Company Stock Plan other than the Company ESPP (each, a “Company Stock Option”) and each restricted stock unit (each, a “Restricted Stock Unit”) granted under a Company Stock Plan that is subject to vesting conditions based solely on continued employment or service to the Company or any of its Subsidiaries will, without any action on the part of the Company or the holder thereof, become fully vested and/or exercisable, as applicable, and will be cancelled and converted into and will become a right to receive, as of the Effective Time, an amount in cash, without interest, equal to the Company Equity Award Consideration in respect of such Company Stock Option or Restricted Stock Unit, as applicable, payable immediately following the Effective Time (but not later than five (5) days following the Effective Time). All such payments shall be subject to all applicable Tax withholding requirements. Each Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time without payment of any cash consideration.

(ii)    At the Effective Time, each outstanding Company Stock Option granted under a Company Stock Plan to a person set forth on Section 3.04 of the Company Disclosure Schedule (each, a “Specified Person”), to the extent subject to vesting conditions based solely on continued employment or service to the Company or any of its Subsidiaries, and that is otherwise scheduled to vest on or after April 1, 2021, will, without any action on the part of the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the Company Equity Award Consideration in respect of such unvested and unexercised Company Stock Option, payable on or following the applicable vesting date of such Company Stock Option (but not later than the first payroll date following such applicable vesting date), subject to the holder’s continued employment or service through such vesting date; provided, however, vesting of such right to receive the cash payment shall accelerate as provided on Section 3.04(a)(ii) of the Company Disclosure Schedule. All such payments shall be subject to all applicable Tax withholding requirements.

(b)    (i) At the Effective Time, each restricted stock unit subject to performance-based restrictions (each, a “Performance Stock Unit”) granted under a Company Stock Plan and outstanding as of immediately prior to the Effective Time, will, without any action on the part of the Company or the holder thereof, be cancelled and converted into and will become a right to receive, as of the Effective Time, an amount in cash, without interest, equal to the Company Equity Award Consideration in respect of such Performance Stock Unit payable immediately following the Effective Time (but not later than five (5) days following the Effective Time).

(ii)     For the purposes of Section 3.04(b)(i), the number of Shares subject to a Performance Stock Unit award will be deemed to be the number of Shares as set forth on Section 3.04(b)(ii) of the Company Disclosure Schedule.

(c)    Promptly following the date of this Agreement, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any Purchase Period(s) (as such term is defined in the Company ESPP) in progress as of the date of this Agreement under the Company ESPP, such Purchase Period(s) shall terminate and any option to purchase Shares under the Company ESPP shall be deemed to have been exercised upon the earlier to occur of (A) the day that is one (1) Business Day prior to the Effective Time or (B) the date on which such Purchase Period(s) would otherwise end, and no additional Purchase Period(s) shall commence under such Company ESPP after the date of this Agreement; (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement; (iii) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement; (iv) the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the Company ESPP, be refunded to such participant as of the Effective Time (without interest); and (v) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time.

(d)    Prior to the Effective Time, the Company shall take all steps reasonably necessary to effect the cancellation of Company Stock Options, Restricted Stock Units and Performance Stock Units as of the Effective Time and to give effect to this Section 3.04, and to cause the Transactions and any other dispositions of Shares or other equity securities of the Company (including derivative securities) in connection with this Agreement by each person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, as amended.

SECTION 3.05    Certain Adjustments. Without limiting the other provisions of this Agreement, if the outstanding Shares are changed into a different number or class of shares due to any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the payment by Merger Sub for Shares validly tendered and not withdrawn in the Offer (with respect to the Offer Price) or the Effective Time (with respect to the Merger Consideration), the Offer Price as provided in Section 2.01(d) and the Merger Consideration as provided in Section  3.01(a) shall be equitably adjusted to reflect the effect thereof.

SECTION 3.06     Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders that are entitled to demand appraisal and shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. At the Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable Laws, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under such Section 262. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.02, of the certificate or certificates that formerly evidenced such Shares.

(b)    The Company shall give Parent (i) prompt notice and copies of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct and control all negotiations and proceedings with respect to such demands for appraisal under Delaware law; provided that the Company shall have the right to participate in all such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.07    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Paying Agent, the Surviving Company, Merger Sub and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Stock Options, Restricted Stock Units or Performance Stock Units, such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so properly withheld and timely paid over to the appropriate Governmental Authority by the Paying Agent, the Surviving Company, Merger Sub or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Stock Options, Restricted Stock Units or Performance Stock Units in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company, Merger Sub or Parent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, in each case, on or after December 31, 2016 and publicly available at least one (1) Business Day prior to the date of this Agreement (collectively, the “SEC Documents”) (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer or any other disclosures contained therein to the extent they are predictive or forward-looking in nature (other than any factual information contained therein)), it being understood that any matter disclosed in such documents filed or furnished shall not be deemed disclosed for purposes of Section 4.02(a) and Section 4.02(b) (Capitalization) or (b) as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 4.01    Organization and Qualification; Company Subsidiaries.

(a)    Each of the Company and each Company Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of (i) the Company Charter and (ii) the Company By-laws, in each case as in effect on the date of this Agreement, are included in the SEC Documents. The Company is not in violation of any provisions of the Company Charter or the Company By-laws, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of the Merger.

(b)    Section 4.01(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all the Subsidiaries of the Company (each Subsidiary of the Company, a “Company Subsidiary”), the jurisdiction of organization thereof and the ownership interest of the Company in each Company Subsidiary. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, association or other entity. Each certificate of incorporation and by-laws (or equivalent organizational documents) of each material Company Subsidiary is in full force and effect. None of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation or by-laws (or equivalent organizational documents), except for violations that would not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of the Merger.

SECTION 4.02    Capitalization.

(a)    The authorized share capital of the Company consists of (i) 475,000,000 Shares and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”).

(b)    As of the close of business on October 21, 2020, (i) 82,417,076 Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 1,000 Shares were held in the treasury of the Company, (iii) no Shares were held by the Company Subsidiaries, (iv) 3,163,693Shares are issuable in connection with the Company Stock Plans (including 2,891,298 Shares issuable upon exercise pursuant to outstanding Company Stock Options (with a weighted average exercise price of $61.76 per share), 135,754 Shares issuable upon vesting pursuant to outstanding Restricted Stock Units 135,215 Shares issuable upon vesting pursuant to outstanding Performance Stock Units (assuming target performance) and 1,426 Shares subject to outstanding purchase rights under the Company ESPP, assuming all outstanding purchase rights are exercised pursuant to payroll deductions through October 21, 2020 and based on a purchase price per Share equal to 90% of the Offer Price) and (v) no shares of Company Preferred Stock were issued and outstanding. From the close of business on October 21, 2020 through the date hereof, (A) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company (including Company Stock Options and Restricted Stock Units), other than issuances of Shares pursuant to the exercise or settlement of Company Stock Options, rights under the Company ESPP, Restricted Stock Units and Performance Stock Units outstanding as of October 21, 2020, and (B) there have been no issuances by the Company of options, warrants, rights, convertible or exchangeable securities, stock-settled performance units or other rights to acquire shares of capital stock of the Company.

(c)    Except as set forth in this Section 4.02 or Section 4.02 of the Company Disclosure Schedule, as of the close of business on October 21, 2020, there were no options, warrants or other similar rights obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity interests in, the Company. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any Company

Subsidiary to (i) repurchase, redeem or otherwise acquire any Shares (other than in connection with the exercise of any Company Stock Options or settlement of any Restricted Stock Units and Performance Stock Units), (ii) grant, enter into or issue any subscription, option, warrant, call, convertible securities or similar right relating to any Shares or (iii) make any investment in (whether in the form of a subscription obligation, loan, capital contribution credit enhancement, capital account funding obligation, assumption of Indebtedness or otherwise) any person (other than any wholly-owned Company Subsidiary). None of the Company or any Company Subsidiary is a party to any stockholders’ agreement, proxies, voting trust agreement or registration rights agreement or similar agreements, arrangements or commitments relating to any equity securities of the Company or any other contract relating to disposition, voting or dividends with respect to any equity securities of the Company.

(d)    Each outstanding capital share, limited liability company interest, partnership interest or equity or similar interest of each Company Subsidiary that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free and clear of preemptive (or similar) rights, and each such share or interest is owned by the Company or a Company Subsidiary free and clear of all Liens, other than Permitted Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-settled performance units, Contracts or undertakings of any kind to which any Company Subsidiary is a party or by which any of them is bound obligating any such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, or other voting securities of or equity interest in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Company Subsidiary.

(e)    There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote.

SECTION 4.03    Authority Relative to This Agreement. Assuming the representations and warranties in clause (a) of Section 5.05 are complete and correct, the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions (including the Merger in accordance with Section 251(h) of the DGCL). Assuming the representations and warranties in clause (a) of Section 5.05 are complete and correct, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject to the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 4.04    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) assuming the representations and warranties in clause (a) of Section 5.05 are complete and correct, conflict with or violate the Company Charter or the Company By-laws, (ii) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of any Company Subsidiary, (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.04(b) have been obtained and all filings, notifications and other actions described in Section 4.04(b) have been made or taken, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which the Company or any Company Subsidiary or their respective properties or assets is bound, or (iv) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (other than Permitted Liens) in connection with any Selected Contract to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or their respective properties or assets is bound, except, with respect to each of the foregoing clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, rights or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of the Transactions.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the Company, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of the Transactions, (ii) applicable requirements of the Securities Act and the Exchange Act, (iii) the filing with the SEC of the Offer Documents and the Schedule 14D-9, (iv) any filings required under the rules and regulations of Nasdaq, (v) the filing of appropriate merger documents as required by the DGCL and compliance with other applicable requirements of the DGCL in connection therewith, (vi) the premerger notification and waiting period requirements of the HSR Act, (vii) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to Parent, Merger Sub or their Affiliates or their investors, (viii) filings, if any, required by applicable state franchise Law and (ix) any actions or filings the absence of which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(c)    Each of the Securitization Agreement and the Management Agreement is in full force and effect and constitutes a legal, valid and binding obligation of the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, enforceable against the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, subject in each case to (i) the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity) and (ii) any effects on the Securitization Agreement or the Management Agreement resulting from actions taken by Parent or any of its Affiliates, or by the Company or any of its Subsidiaries with the written consent, or at the written direction, of Parent or its Affiliates. As of the date hereof, there does not exist, and on the Closing Date there will not be, a Securitization Adverse Event that is continuing other than resulting from actions taken by Parent or any of its Affiliates or by the Company or any of its Subsidiaries with the written consent, or at the written direction, of Parent or its Affiliates. The execution and delivery of this Agreement by the Company, without taking into account any actions of Parent, the Surviving Company or their respective Affiliates, do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions, without taking into account any actions of Parent, the Surviving Company or their respective Affiliates, will not, result in a Securitization Adverse Event other than a Securitization Adverse Event resulting from actions taken by Parent or any of its Affiliates, or by the Company or any of its Subsidiaries with the written consent, or at the written direction, of Parent or its Affiliates. The Company has made available to Parent a true, correct and complete copy of each of the Securitization Agreement and the Management Agreement, in each case, in effect as of the date of this Agreement.

SECTION 4.05    SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)    The Company has timely filed all material forms, reports, statements, schedules and other documents required to be filed by it with the SEC since December 29, 2018 (as amended and supplemented from time to time, collectively, the “SEC Reports”). The SEC Reports (i) as of their respective dates of filing, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as applicable, and, in each case, the rules and regulations promulgated thereunder, and (ii) except to the extent amended or superseded by a subsequent filing, did not, at the time they were filed, or, if amended, as of such amendment (or with respect to the SEC Reports filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is subject to the periodic reporting requirements of the Exchange Act (other than in its capacity as a Subsidiary of the Company). As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigations.

(b)    Each of the consolidated financial statements of the Company (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).

(c)    The Company has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and Rule 13a-15(f) of the Exchange Act), reasonably designed to (i) provide reasonable assurances that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial and accounting officer of the Company by others within those entities and, to the Company’s Knowledge, such disclosure controls and procedures are effective in all material respects in timely alerting the proper officer or officers of the Company to all material information required to be disclosed by the Company in the reports filed under the Exchange Act and (ii) provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since December 29, 2018, none of the Company, the Company Board nor, to the Knowledge of the Company, the Company’s auditors have been advised of, and the Company’s principal executive officer and its principal financial and accounting officer have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s auditor and the Company Board (A) any “significant deficiencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) in the systems of internal controls over financial reporting that has not been subsequently remedied or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)    Except for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the SEC Reports, neither the Company nor any Company Subsidiaries has any liabilities or obligations that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company, except liabilities and obligations that (i) were incurred since the date of such balance sheet in the ordinary course of business, (ii) are incurred in connection with the Transactions or (iii) would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 4.06    Absence of Certain Changes or Events. Between June 27, 2020 and the date of this Agreement:

(a)    there has not been a Material Adverse Effect;

(b)    the Company and the Company Subsidiaries have (other than (i) in connection with modifications, suspensions or alterations of operations resulting from, or determined by the Company and the Company Subsidiaries to be advisable and reasonably necessary in response to, COVID-19 and COVID-19 Measures and (ii) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement) conducted their businesses in the ordinary course of business in all material respects and there has not been:

(i)    any split, combination or reclassification of any capital stock of the Company or issuance or authorization of issuance of any other securities in lieu of or in substitution for shares of any capital stock of the Company (other than issuances of Company Stock Options, Restricted Stock Units and Performance Stock Units);

(ii)    any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any shares of capital stock of the Company or any Company Subsidiary or any options, warrants, rights, convertible or exchangeable securities, stock-settled performance units or other rights to acquire such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (A) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Shares pursuant to a re-purchase plan that was publicly announced prior to the date hereof and (D) the acquisition by the Company of Company Stock Options, Restricted Stock Units and Performance Stock Units in connection with the forfeiture of such awards;

(iii)    any change in accounting methods, principles or practices by the Company or any Company Subsidiary which has materially affected the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law;

(iv)    any change, revocation or rescindment of any material election relating to Taxes, any making of any material amendment with respect to any material Tax Return, any settlement or compromise of any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents, any request for any rulings from or the execution of any closing agreement with any Governmental Authority (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents), any change to an annual accounting period for Tax purposes, or any change of any material accounting method for Tax purposes, except, in each case, for actions taken in the ordinary course of business;

(v)    except as required by applicable Law or the terms of any Plan or in the ordinary course of business, any (A) entry into any employment, consulting, severance, retention or termination agreement with any director or executive officer of the Company, (B) establishment, adoption or entry into or amending in any material respect any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (C) establishment, adoption, entry into, material modification or termination of any material Plan, (D) act to accelerate or fund or in any other way secure any rights or benefits under any Plan to the extent not already provided in any such Plan, (E) hiring or terminating without cause any executive officer, or (F) forgiveness of any loans, or issuance of any loans (other than loans under any Plan intended to qualify under Section 401(k) of the Code and routine travel and business advances), to directors, officers or employees of the Company or any of its Subsidiaries; and

(vi)    any acquisition of any material business (including by merger, consolidation, acquisition of stock or assets or otherwise), except for acquisitions for consideration in the aggregate not in excess of $8,000,000;

(vii)    any incurrence of any Indebtedness, other than (A) the incurrence of Indebtedness not prohibited by the Securitization Agreement in an amount not to exceed $10,000,000 in the aggregate, (B) intercompany Indebtedness among the Company or any wholly-owned Subsidiary of the Company or between Subsidiaries of the Company, in each case, to the extent permitted, or not prohibited, by the Securitization Agreement and the Management Agreement and (C) other than Indebtedness to the extent repaid or redeemed on or prior to the date hereof.

SECTION 4.07    Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, arbitration, mediation, action (administrative or judicial) or proceeding by or before any Governmental Authority (each of the foregoing, an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, that, individually or in the aggregate, would have a Material Adverse Effect or prevent the consummation of the Transactions. Neither the Company nor any Company Subsidiary is, as of the date of this Agreement, subject to any Order that remains outstanding against the Company or the Company Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect or prevent the consummation of the Transactions.

SECTION 4.08    Selected Contracts.

(a)    Except for this Agreement, any Franchise Agreement, any Intercompany Agreement, any Related Document and any Contracts filed as exhibits to the SEC Documents, Section 4.08 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of:

(i)    each mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the Indebtedness of the Company or any Company Subsidiary, in each case pursuant to which in excess of $12,000,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any Company Subsidiaries and any letters of credit of which the Company or any Company Subsidiary is the obligor;

(ii)    each Contract to which the Company or any Company Subsidiary is a party that by its terms requires aggregate payments by or to the Company or any Company Subsidiary of more than $12,000,000 over the remaining term of such Contract, except for any Contract that may be cancelled, without any material penalty or other material liability to the Company or any Company Subsidiary, upon notice of ninety (90) days or less;

(iii)    each Contract to which the Company or any Company Subsidiary is a party entered into since December 29, 2018, in each case, relating to the acquisition or disposition by the Company or any Company Subsidiary of properties or assets, in each case, for aggregate consideration of more than $20,000,000, except for (A) acquisitions and dispositions of properties and assets in the ordinary course of business and (B) any Contract relating to the Transactions;

(iv)    other than the Securitization Agreement and any Contract entered into pursuant to the transactions contemplated by the Securitization Agreement, and licenses of Company Intellectual Property entered into in the ordinary course of business, each Contract of the Company or any Company Subsidiary that (A) authorizes any third party to grant others the right to license any material trademark, service mark or other Intellectual Property owned by the Company or any Company Subsidiary in any geographic area; (B) restricts in any way the ability of the Company or such Company Subsidiary to compete with any business or in any geographical area or to solicit customers; or (C) prohibits or limits the right of the Company or any Company Subsidiary to use, transfer, license, distribute or enforce any of their respective Company Intellectual Property material to the businesses of the Company and the Company Subsidiaries, taken as a whole, in each case under the foregoing clauses (A) through (C) that limits the operation of the Company and the Company Subsidiaries, taken as a whole, as currently operated, in any material respect and that may not be cancelled by the Company or any of its Subsidiaries upon notice of ninety (90) days or less without material penalty or other material liability to the Company or any of its Subsidiaries;

(v)    each Contract that grants to any person any right of exclusivity to a geographic region, area of protection, option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any tangible assets of the Company or any Company Subsidiary that has a value, estimated as of the date hereof, in excess of $20,000,000, except those entered into in the ordinary course of business and those relating to sales of restaurants or property owned by the Company or any of its Subsidiaries to new or existing Franchisees;

(vi)    each Contract of the Company or any Company Subsidiary that establishes a partnership, joint venture or similar arrangement;

(vii)    each Contract that is a settlement, conciliation or similar agreement with respect to an Action (A) that has been entered into with any Governmental Authority since December 29, 2018, which includes payments in excess of $12,000,000 or equitable relief material to the Company and its Subsidiaries, taken as a whole, (B) pursuant to which the Company or any Company Subsidiary is obligated after the date of this Agreement to pay consideration in excess of $10,000,000, or (C) that would otherwise materially limit the operation of the Company and the Company Subsidiaries, taken as a whole, as currently operated; and

(viii)    each Contract to which any Principal Supplier is a party (other than purchase orders) that has a remaining term of more than ninety (90) days and that (A) may not be cancelled by the Company or any Company Subsidiary upon notice of ninety (90) days or less or (B) may be cancelled by the Company or any Company Subsidiary, with material penalty or other material liability to the Company or any Company Subsidiary, upon notice of ninety (90) days or less.

Each Contract set forth in Section 4.08 of the Company Disclosure Schedule or required to be set forth thereon or that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Selected Contract.”

(b)    Each of the Selected Contracts is, valid and binding on the Company or a Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto (other than with respect to Selected Contracts that have expired in accordance with their terms), except in each case (i) as would not, individually or in the aggregate, have a Material Adverse Effect and (ii) subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity). As of the date of this Agreement, each Selected Contract, is in full force and effect (other than with respect to Selected Contracts that have expired in accordance with their terms), except as would not, individually or in the aggregate, have a Material Adverse Effect. There is no breach or default under any Selected Contract by the Company or any Company Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, there is no breach or default under any Selected Contract by any other party thereto, except as would not, individually or in the aggregate, have a Material Adverse Effect. No event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Selected Contract by the Company or any Company Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Selected Contract by any other party thereto, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, from December 31, 2019 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or breach (which has not been cured) with respect to and, to the Knowledge of the Company, no party has delivered written notice threatening to terminate, any Selected Contract.

SECTION 4.09    Compliance with Laws.

(a)    Each of the Company and each Company Subsidiary is in compliance with all Laws applicable to its business or operations (including Franchise Laws and Relationship Laws), in each case except for instances of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each Company Subsidiary has in effect, and is in compliance with, all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, except for such Authorizations the absence of or noncompliance with which would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice that any Authorizations will be terminated or modified or cannot be renewed in the ordinary course of business.

(b)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees acting on behalf of the Company or its Subsidiaries) (i) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any United States federal, state or local jurisdiction or (ii) has engaged in any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control.

(c)    Since December 29, 2018 and as of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries has been charged in writing by any Governmental Authority with a violation of, any Sanctions Laws, and (ii) there has not been any Action pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries concerning violations of any Sanctions Law. To the Knowledge of the Company, none of the Company, its Subsidiaries or any director or officer of the Company or any of its Subsidiaries is a Sanctioned Person.

(d)    This Section 4.09 does not relate to compliance with labor and employment matters and employee benefit matters, which are exclusively the subject of Section 4.10 and Section 4.11, Tax matters, which are exclusively the subject of Section 4.06(b)(iii), Section 4.11 and Section 4.13, environmental matters, which are exclusively the subject of Section 4.14, Intellectual Property matters, which are exclusively the subject of Section 4.17 or food and beverage safety, which are exclusively the subject of Section 4.18.

SECTION 4.10    Labor and Employment Matters.

(a)    Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other Contract with any labor organization, union or association and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any Company Subsidiary as of the date hereof. Since December 29, 2018, there have not been, and through the date of this Agreement, there are no strikes, slowdowns, work stoppages, lockouts, or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, to the Knowledge of the Company, no, executive officer or other key employee or group of employees has any present intention to terminate his, her or their employment with the Company or any Company Subsidiary within the twelve (12) month period following the date hereof.

(b)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of the Company Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours, including to the extent applicable, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1967, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and state anti-discrimination laws. Since December 29, 2018 and as of the date of this Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) there have not been and currently are no charges, complaints, audits or investigations pending by or before any Governmental Authority pertaining to the employment practices of the Company or any Company Subsidiary or, to the Company’s Knowledge, otherwise scheduled or threatened against the Company or any Company Subsidiary, and (ii) to the Company’s Knowledge, no written complaints relating to employment practices of the Company or any Company Subsidiary have been filed or made by or to any Governmental Authority or submitted to the Company or any Company Subsidiary.

(c)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) any individual who performs services for the Company or any Company Subsidiary and who is not treated as an employee for federal income Tax purposes by the Company or any Company Subsidiary is not an employee under applicable Law and is not an employee for any purpose (including Tax withholding purposes or Plan purposes), (ii) neither the Company nor any Company Subsidiary has any liability by reason of an individual who performs or performed services for the Company or any Company Subsidiary in any capacity being improperly excluded from participating in a Plan, and (iii) each employee of the Company and the Company Subsidiaries has been properly classified as “exempt” or “nonexempt” under applicable U.S. Law.

(d)    Since December 29, 2018, neither the Company nor any Company Subsidiary has implemented any layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law, and no such action will be implemented without advance notice and consent of Parent.

(e)    Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries: (i) are not delinquent in any payments to, or on behalf of, any independent contractors (who are individuals) or employees for any services or amounts required to be reimbursed or otherwise paid and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any independent contractors (who are individuals) or employees (other than routine payments to be made in the ordinary course of business).

(f)    Except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect, since December 29, 2018, to the Knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any third-party employment agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or any Company Subsidiary or (ii) to the knowledge or use of trade secrets or proprietary information of such third party.

SECTION 4.11    Employee Benefit Plans.

(a)    Section 4.11(a) of the Company Disclosure Schedule accurately and completely lists all material Plans. “Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), “voluntary employees’ beneficiary associations” under Section 501(c)(9) of the Code, bonus, pension, profit sharing, incentive compensation, stock ownership, stock purchase, phantom stock, stock option, stock purchase, restricted stock, other equity-based compensation, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, vacation, sick, severance, disability, death benefit, hospitalization, medical, welfare, material fringe or other employee benefit plans, programs or arrangements and all termination or severance agreements, plans or programs with employees to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or liability (contingent or otherwise), or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, individual consultant, officer or director of the Company or any Company Subsidiary (other than any plan, program or arrangement sponsored or maintained by Governmental Authority or any termination or severance agreement providing for severance compensation of less than $250,000).

(b)    The Company has made available to Parent true and complete copies of (to the extent applicable) (i) each material Plan (or, with respect to any unwritten material Plan, a written description thereof), other than any Plan that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service of the United States (the “IRS”) or similar report required to be filed with any Governmental Authority, in each case with respect to each material Plan (if any such report was required by applicable Law), (iii) each trust agreement and group annuity contract or other material contract relating to any material Plan, (iv) the most recent actuarial reports (if applicable) for each Plan, and (v) the most recent summary plan description, if any, required under ERISA with respect to each material Plan.

(c)    No Plan is or has ever been subject to Section 302 or Title IV of ERISA or Section 412 of the Code and none of the Company or any of its Subsidiaries has any liability, contingent or otherwise, with respect to any employee benefit plan that is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA. None of the Company, its Subsidiaries or any ERISA Affiliates or any of their respective predecessors has within the last six (6) years contributed to, contributes to, been required to contribute to, or otherwise participated in or participates in or has any liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA and no Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. The term “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(d)    Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical, disability, life insurance or other welfare benefits for retired, former or current employees or directors of the Company or any of its Subsidiaries except as required to comply with Section 4980 of the Code or any similar Law.

(e)    Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS that the Plan is so qualified, or an application for such a letter is currently being processed by the IRS, and, to the Knowledge of the Company, no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Plan.

(f)    Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect.

(g)    With respect to any Plan, as of the date of this Agreement and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened against any Plan or any trustee or fiduciary thereof, nor is any such claim anticipated, and (ii) no administrative investigation, audit or other administrative proceeding by any Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(h)    There are no material loans by the Company or any of its Subsidiaries to any of their current or former employees, other than loans under any Plan intended to qualify under Section 401(k) of the Code and routine travel and business advances.

(i)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, or as set forth in Section 4.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Merger (either alone or together with any other event) will, in respect of any employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (whether current, former or retired), (i) cause any payment or benefit to become due or payable, including severance pay, (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time or otherwise trigger, either directly or indirectly, any funding (through a grantor trust or otherwise) of any such compensation or benefits or cause the Company to transfer or set aside any assets to fund any material benefits under any Plan, (v) otherwise give rise to any material liability under any Plan or (vi) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Plan on or following the Effective Time or (vii) result in the payment of any amount that could individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of its Subsidiaries has any gross-up or indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code or otherwise.

(j)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, none of the Company or any of its Subsidiaries has made any promises or commitments to create any additional material Plan or to modify or change in any material way any existing material Plan other than those amendments or modifications required by Law or permitted by Section  6.01(d) hereof or contemplated by this Agreement.

SECTION 4.12     Real Property.

(a)    Section 4.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all real property (other than real property relating to, or that is or was intended to be used as, a restaurant), that is owned by the Company or any Company Subsidiary (individually, an “Owned Real Property”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, the Company or a Company Subsidiary has good and valid fee title to each Owned Real Property, and to all real property owned by the Company and its Subsidiaries relating to a restaurant, in each case, free and clear of all Liens (except for Permitted Liens and other than with respect to any restaurant or property owned by the Company or any of its Subsidiaries sold or leased to new or existing Franchisees).

(b)    Section 4.12(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all locations where the Company or any Company Subsidiary is a tenant (other than real property relating to, or that is or was intended to be used as, a restaurant and those that are intercompany leases (i.e., leases between the Company and a Company Subsidiary or among Company Subsidiaries)) (each such location, a “Leased Real Property” and, the leases of the Leased Real Property collectively, the “Real Property Leases”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, (i) the Company or a Company Subsidiary has a good and valid leasehold estate in each Leased Real Property and all leased properties relating to a restaurant where the Company or a Company Subsidiary is a tenant, free and clear of all Liens, except for Permitted Liens, (ii) to the Knowledge of the Company, all Real Property Leases and all leases relating to properties relating to a restaurant where the Company is a tenant are in full force and effect, (iii) neither the Company nor any Company Subsidiary that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement and (iv) to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under any Real Property Lease or lease relating to properties relating to a restaurant where the Company is a tenant, on the part of the Company, the applicable Company Subsidiary or the other party thereto.

(c)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, since December 29, 2018, (i) neither the Company nor any Company Subsidiary has received any written notice of any violation of Law by any Governmental Authority with respect to the Owned Real Property or the Leased Real Property, and (ii) to the Knowledge of the Company, the current use and operation of the Owned Real Property and the Leased Real Property by the Company or its Subsidiaries does not violate any applicable Law or Contract applicable to such property.

SECTION 4.13    Taxes.

(a)    The Company and the Company Subsidiaries have timely (i) filed (taking into account any extension of time to file granted or obtained) all material Tax Returns with the appropriate Governmental Authority required to be filed by them and such Tax Returns are true, correct and complete in all material respects and (ii) paid all material amounts of Taxes required to be paid by them except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by the Company and the Company Subsidiaries with respect to amounts paid or owing to any employee, independent contractor, creditor or other party have been timely withheld and remitted to the applicable Governmental Authority.

(b)    There are no pending audits, actions, examinations, investigations, suits or other proceedings by a Governmental Authority in respect of any material Tax or material Tax Return of the Company or any of the Company Subsidiaries, and no such audits, actions, examinations, investigations, suits or other proceedings have been proposed or threatened in writing. No deficiency for any material amount of Tax has been proposed, asserted, assessed or threatened by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn.

(c)    Neither the Company nor any of the Company Subsidiaries (i) has any liability for the Taxes of another person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company or any of the Company Subsidiaries), (ii) has been a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company or any of the Company Subsidiaries) or (iii) has any liability for the Taxes of another person under any Tax sharing or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Company and the Company Subsidiaries).

(d)    Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the two (2) years prior to the date hereof.

(e)    Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(f)    There are no material Liens for Taxes on the property or assets of the Company or any of the Company Subsidiaries, except for Permitted Liens.

(g)    No private letter rulings, technical advice memoranda, closing agreements, or rulings have been entered into or issued by any Governmental Authority with respect to the Company or any of the Company Subsidiaries that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired.

(h)    From December 29, 2018 until the date of this Agreement, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is subject to taxation by that jurisdiction.

(i)    Notwithstanding any provision herein to the contrary, (i) the representations in Section 4.06(b)(iv), Section 4.11 and this Section 4.13 are the only representations and warranties being made with respect to Tax matters and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 4.14    Environmental Matters.

(a)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Company and each of the Company Subsidiaries is, and has been since December 29, 2018, in compliance with all applicable Environmental Laws and, since such date, neither the Company nor any of the Company Subsidiaries has received any written notification of, or, to the Knowledge of the Company, oral notification of, any pending or threatened Action alleging, a violation of or liability under any Environmental Law, (ii) each of the Company and the Company Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws that are required to conduct its business as presently conducted, (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) to the Knowledge of the Company, none of the Company, any Company Subsidiary or any other person on their behalf has released Hazardous Materials at, on, under or from any of the Owned Real Property or the Leased Real Property in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any Subsidiary of the Company.

(b)    The term “Environmental Claims” means any written Action alleging liability under any Environmental Law, including arising out of the release or threatened release of any Hazardous Material or the failure to comply with any Environmental Law or any Authorization issued thereunder. The term “Environmental Laws” means any Law, including common law, relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials. The term “Hazardous Materials” means petroleum, petroleum by-products, petroleum breakdown products, polychlorinated biphenyls, friable asbestos or any substances, materials or wastes that are regulated, classified, listed or otherwise characterized under Environmental Law as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “toxic substances,” “pollutants” or “contaminants” or terms of similar import.

SECTION 4.15    Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and the Company Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) to the Company’s Knowledge, all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and all premiums due with respect to such insurance policies have been timely paid, (c) neither the Company nor any Company Subsidiary is in breach of, or default under, any such insurance policy and (d) as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

SECTION 4.16    Franchise Matters.

(a)    Section 4.16(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Franchisee or group of related Franchisees (as categorized by the Company in the ordinary course of business) that operate one hundred (100) or more Brand franchised restaurants (each, a “Specified Franchisee”). Section 4.16(a)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all currently effective area development agreements and master franchise agreements relating to Brand stores (but not, for the avoidance of doubt, distribution, licensing, vendor or similar arrangements) in which the Company or any Company Subsidiary grants to a Specified Franchisee a right of exclusivity, right of first offer or right of first refusal with respect to any business or geographic region (all such agreements, collectively, the “Specified Franchise Agreements”) (except for those rights of exclusivity, rights of first offer, or rights of first refusal that would not individually or in the aggregate, have a Material Adverse Effect).

(b)    Since December 30, 2017, neither the Company nor any Company Subsidiary has (directly or indirectly) offered or sold Franchises for any restaurant brands anywhere in the world other than the “Dunkin’” and “Baskin-Robbins” systems (including their related international marks).

(c)    Each Franchise Agreement is valid and binding on the Company or a Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto (other than with respect to

Franchise Agreements that have expired in accordance with their terms), and is in full force and effect, except in each case (i) as would not, individually or in the aggregate, have a Material Adverse Effect and (ii) subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity). There is no breach or default under any Specified Franchise Agreement by the Company or a Subsidiary of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, there is no breach or default under any Specified Franchise Agreement by any other party thereto, except as would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Specified Franchise Agreement by the Company or any Company Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Specified Franchise Agreement by any other party thereto, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(d)    Section 4.16(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all FDDs that the Company or any Company Subsidiary has used to offer or sell Franchises since December 29, 2018. The Company has made available to Parent true and complete copies of each such FDD. Since December 29, 2018, all offers and sales of Franchises by the Company or any Company Subsidiary have been made in compliance with all applicable Franchise Laws in effect at the time of such offer or sale, except as would not, individually or in the aggregate, have a Material Adverse Effect. Since December 29, 2018, all FDDs that the Company or any Company Subsidiary have used to offer and sell Franchises have contained the information required by Franchise Laws (or exceptions therefrom) and have otherwise been prepared and delivered to prospective Franchisees in compliance with applicable Franchise Laws (or exceptions therefrom) in all material respects, except in each case, as would not, individually or in the aggregate, have a Material Adverse Effect. Since December 29, 2018, the Company and the Company Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Authority made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(e)    To the Knowledge of the Company, all funds administered by or paid to or by the Company or any Company Subsidiary on behalf of any Franchisee since December 29, 2018, including, contributions to the Advertising and Sales Promotion Fund for each Brand and any rebates, and other payments made by suppliers, manufacturers, vendors and other third parties on account of Franchisees’ purchases from those entities or for purposes of doing business with those Franchisees, have been administered and spent in accordance in all respects with applicable Franchise Laws and the applicable Franchise Agreements and any other Contract to which the Company or any of its Subsidiaries is a party, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(f)    With respect to all terminations, non-renewals, and transfers of Franchises and the Company’s and any Company Subsidiary’s enforcement of its rights under and performance of its obligations under Franchise Agreements since December 29, 2018, the Company and any Company Subsidiary has complied with all applicable Relationship Laws and the requirements of the applicable Franchise Agreements, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(g)    Since December 29, 2018 and prior to the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Franchisee or Governmental Authority alleging that the Company or any of its Subsidiaries is a joint or co-employer of or has any liability whatsoever as a joint or co-employer with respect to any employees of Franchisee and, to the Knowledge of the

Company, no applicable Governmental Authority has determined and notified the Company that the Company or any of its Subsidiaries is a joint employer or co-employer with respect to any employees of Franchisees.

(h)    Section 4.16(h) of the Company Disclosure Schedule identifies by jurisdiction and effective date all effective registrations that are effective as of the date of this Agreement under Franchise Laws in the United States that are applicable to the Company and its Subsidiaries.

(i)    The term “FDD” means any franchise disclosure document prepared in accordance with the FTC Rule or any other Franchise Law provided by the Company or any Company Subsidiary to any prospective Franchisee in connection with the offer or sale of Franchises anywhere in the world. The term “Franchise” means any grant by the Company or any Company Subsidiary to any person of the right to engage in or carry on a retail business under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any. For the avoidance of doubt, the term “Franchise” does not include distribution, licensing, vendor or similar arrangements that do not relate to the operation or establishment of Brand restaurants. The term “Franchise Laws” means the FTC Rule and any other domestic or foreign Law regulating the offer or sale of franchises, business opportunities or seller-assisted marketing plans including any pre-sale registration or disclosure Law. The term “Franchisee” means a person, other than the Company or any Company Subsidiary, that is granted a Franchise with respect to any one or more Brand restaurants. The term “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq. The term “Relationship Laws” means any franchise termination, non-renewal, unfair practices or relationship Laws including the requirements of such Laws, with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator. The term “Advertising and Sales Promotion Fund” means, collectively, the “Funds”, as each is defined in the current form of Franchise Agreement for each Brand, or any other national, regional or local fund or program for advertising, marketing or promotion of franchised Dunkin’ or Baskin-Robbins restaurants maintained and administered by the Company or any of its Subsidiaries and to which any Franchisee contributes pursuant to and in accordance with its Franchise Agreement.

SECTION 4.17    Intellectual Property.

(a)    Pursuant to the Securitization Agreement, and the arrangements contemplated and entered into under the Securitization Agreement, certain material Intellectual Property assets are owned by DD IP Holder LLC and BR IP Holder LLC (collectively, “IP Hold Co”) and used by the Company and other Company Subsidiaries under license agreements. “Company Intellectual Property” means all Intellectual Property owned, in whole or in part, by either IP Hold Co, or the Company or any other Subsidiary of the Company. Section 4.17(a) of the Company Disclosure Schedule sets forth a true and complete (in all material respects) list, as of the date of this Agreement, of all issued or registered Company Intellectual Property or applications for issuance or registration of any Company Intellectual Property (indicating for each, as applicable, the owner(s), jurisdiction, application number and date and registration number and date).

(b)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, IP Hold Co, the Company or one of the other Company Subsidiaries solely owns each item of Company Intellectual Property free and clear of Liens, other than Permitted Liens, and owns or is licensed or otherwise has the right to use all other Intellectual Property, used in, material to or necessary for the conduct of the respective businesses of the Company or any Company Subsidiary as currently conducted; provided, however, that the foregoing representation and warranty in this Section 4.17(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, dilution or violation of any Intellectual Property (which is addressed in Section 4.17(c)). All of the material registrations, issuances and applications owned by IP Hold Co, the Company or any of the other Company Subsidiaries and set forth in Section 4.17(a) of the Company Disclosure Schedule, are subsisting and, to the Knowledge of the Company, valid and enforceable and in full force and effect, except for those that the Company or a Subsidiary has chosen to abandon or allow to lapse in the ordinary course of business.

(c)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Actions are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (i) alleging that the Company or any Company Subsidiary has infringed, misappropriated, diluted, or otherwise violated any Intellectual Property of any other person, or (ii) that contest the validity, use, ownership or enforceability of any of the issued or registered Company Intellectual Property. To the Knowledge of the Company, neither the Company’s nor any Company Subsidiary’s operation of their respective businesses nor use of any Company Intellectual Property has at any time since December 29, 2018, infringed, misappropriated, diluted, or otherwise violated or currently infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any other person except where such infringement, misappropriation, dilution or other violation would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no person is infringing, misappropriating, diluting, or otherwise violating the rights of the Company or any Company Subsidiary with respect to any Company Intellectual Property, except where such infringement, misappropriation, dilution or violation would not, individually or in the aggregate, have a Material Adverse Effect. The Company Intellectual Property is not subject to any outstanding Order, consent or settlement restricting the use thereof (other than a Permitted Lien) in a manner that would have a Material Adverse Effect.

(d)    The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of its material trade secrets and other confidential information and, to the Knowledge of the Company, there have been no breaches in or misappropriation of the confidentiality or secrecy of the Company’s or the Company Subsidiaries’ material trade secrets or other material confidential information, in each case of the foregoing, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(e)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and the Company Subsidiaries are, and since December 29, 2018 have been, in material compliance with (i) its posted privacy policies and all other related Company notices, policies and programs and all applicable data protection, privacy and other applicable Laws and contractual obligations regarding the collection, use, storage, distribution, transfer, import, export, disposal or disclosure (in any form or medium) of any data constituting “personally identifiable information” (“Personal Information”); and, to the extent applicable, (ii) the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS).

(f)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, since December 29, 2018, no person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company or any of the Company Subsidiaries nor have there been any security breaches in the information technology systems used by the Company and the Company Subsidiaries. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries relating to the collection, storage, or use of Personal Information. The Company and the Company Subsidiaries have reasonable security measures in place designed to protect Personal Information under their possession or control from unlawful use by any third party, except for any instance where a failure to take such security measures to protect would not, individually or in the aggregate, have a Material Adverse Effect.

(g)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and the Company Subsidiaries are, and since December 29, 2018, have been, in compliance with all applicable Laws pertaining to direct sales and direct marketing through electronic communications, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act and the Telemarketing Sales Rule.

(h)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (i) all software, communications devices, computer systems, servers, network equipment, point of sale systems, and other electronic hardware used, owned by any of the Company or the Company Subsidiaries, or leased or licensed by any of the Company or the Company Subsidiaries (collectively, the “IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company or the Company Subsidiaries, as applicable, as currently conducted (ii) the Company and the Company Subsidiaries have taken commercially reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all software, information or data stored thereon) and (iii) since December 29, 2018, there has been no material failure with respect to any IT Systems that has not been resolved in a commercially reasonable manner.

(i)    Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Transactions will not impair the right, title, or interest of IP Hold Co, the Company or any of the other Company Subsidiaries in or to any Company Intellectual Property and, (ii) upon the Closing Date, all of the material Company Intellectual Property will be owned or available for use by the Company and the Company Subsidiaries on terms and conditions similar in all material respects to those the Company and the Company Subsidiaries enjoyed immediately prior to the Closing Date.

SECTION 4.18    Quality and Safety of Food & Beverage Products. Except as would not, individually or in the aggregate, have a Material Adverse Effect, between December 29, 2018 and the date of this Agreement, (a) there have been no recalls of any food or beverage product of the Company or any Company Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Company Subsidiary; and (b) to the Knowledge of the Company, none of the food or beverage products of the Company or any Company Subsidiary has been adulterated, misbranded, mispackaged or mislabeled in violation of applicable Law, or was unfit for human consumption when consumed in the intended manner.

SECTION 4.19    Affiliate Transactions. Since December 29, 2018 and as of the date of this Agreement, there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings, nor, to the Knowledge of the Company, are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the SEC Documents filed prior to the date hereof.

SECTION 4.20    Suppliers. Section 4.20 of the Company Disclosure Schedule sets forth, to the Knowledge of the Company, a list of the ten (10) largest suppliers of goods and services to the Brands, collectively, for the fiscal year ended December 29, 2019 (each, a “Principal Supplier”). As of the date of this Agreement, to the Knowledge of the Company, the Company has not received any written notice from any Principal Supplier indicating that any such person is ceasing or intends to cease dealing with the Company or any Company Subsidiary.

SECTION 4.21    Board Approvals; Vote Required.

(a)    The Company Board, by resolutions duly adopted at a meeting duly called and held, unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders; (ii) declared it advisable to enter into this Agreement; (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions; and (iv) resolved, subject to the terms of this Agreement, to recommend that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer.

(b)    Assuming the accuracy of the representations and warranties in Section 5.05, and that the Merger is effected under Section 251(h) of the DGCL, no vote of the holders of Shares or any other equity interests of the Company will be required to adopt this Agreement or to approve and consummate the Transactions.

Assuming the accuracy of the representations and warranties in Section 5.05, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the organizational documents of the Company to adopt this Agreement and consummate the Merger.

SECTION 4.22    Takeover Laws. Assuming the accuracy of the representations and warranties in Section 5.05, no “fair price,” “moratorium,” “control share acquisition,” “significant stockholder,” “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company By-laws, is applicable to or would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions.

SECTION 4.23    Opinion of Financial Advisor. The Company Board has received the opinion of BofA Securities, Inc., dated as of the date hereof, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth therein, the consideration to be received by the holders of Shares (other than holders of Excluded Shares) in the Offer and the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

SECTION 4.24    Brokers. No broker, finder or investment banker (other than BofA Securities, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true, correct and complete copies of all agreements pursuant to which BofA Securities, Inc. is entitled to any fee, commission or expenses in connection with the Transactions.

SECTION 4.25    Disclosure Documents. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents or any information contained in any document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the Offer (other than any information supplied by Parent or Merger Sub), including the Schedule 14D-9, will, at the time it is first published or sent to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent’s or Merger Sub’s Representatives for inclusion in the Offer Documents or Schedule 14D-9. The Schedule 14D-9 and each document required to be filed by the Company with the SEC in connection with the Offer will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

SECTION 5.01    Corporate Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.02    Organizational Documents. Parent has prior to the date of this Agreement furnished to the Company a true and complete copy of the certificate of incorporation and by-laws of Parent and Merger Sub, in each case as amended to date. Such certificate of incorporation and by-laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or by-laws, as applicable, except such violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.03    Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject to the filing and recordation of appropriate merger documents as required by the DGCL and compliance with other applicable requirements of the DGCL in connection therewith). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 5.04    No Conflict; Required Filings and Consents; Agreements.

(a)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.04(b) have been obtained, and all filings, notifications and other actions described in Section 5.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or their respective properties or assets is bound or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by Parent or Merger Sub under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) in connection with any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets is bound, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, rights or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) applicable requirements of the Securities Act and the Exchange Act, (iii) the filing with the SEC of the Offer Documents and the Schedule 14D-9, (iv) any filings required under the rules and regulations of Nasdaq, (v) the filing of appropriate merger documents as required by the DGCL and compliance with other applicable requirements of the DGCL in connection therewith, (vi) the premerger notification and waiting period requirements of the HSR Act, (vii) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to the Company, (viii) filings, if any, required by applicable state franchise Law and (ix) any notices or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and Merger Sub, taken as a whole.

SECTION 5.05    Ownership of Shares. None of Parent, Merger Sub or their Affiliates (a) beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date (other than pursuant to the transactions contemplated hereby), beneficially own any Shares, (b) is an “interested shareholder” under Section 203 of the DGCL or (c) is party to any agreement, arrangement, or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

SECTION 5.06    Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Affiliates, or any property or asset of Parent or any of its Affiliates, by or before any Governmental Authority, that would have a Parent Material Adverse Effect. Neither Parent nor any of its Affiliates is, as of the date of this Agreement, subject to any Order that remains outstanding against Parent or any of its Affiliates that, individually or in the aggregate, would have a Parent Material Adverse Effect.

SECTION 5.07    Operations of Merger Sub. Merger Sub is an indirect, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 5.08    Financing. Parent has provided to the Company true, accurate and complete copies, dated as of the date of this Agreement, of (a) the Equity Commitment Letter from the Investors to invest, subject to the terms and conditions therein, cash in the aggregate principal amount set forth therein to Parent (the “Equity Financing”) and (b) an executed commitment letter from the Debt Financing Sources party thereto, dated as of the date of this Agreement (including the exhibits, annexes and schedules thereto, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitment Letters”) to provide, subject to the terms and conditions therein, debt financing in the aggregate principal amount set forth therein as of the Closing Date (the “Debt Financing” and together with the Equity Financing, the “Financing”), pursuant to which (x) the Investors have, and (y) the Debt Financing Sources party to the Debt Commitment Letter have, committed to provide, subject only to the terms and conditions contained therein, the Financing, which together with the Other Sources, represents the full amount of the aggregate Offer Price and Merger Consideration (the “Aggregate Consideration”), any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable pursuant to Section 3.04) and any fees and expenses of or payable by Parent or Merger Sub in connection with the Transaction (such amount collectively, the “Required Amount”). Except for any fee letters or engagement letters (redacted solely with respect to fee amounts or other sensitive information that does not impact conditionality, enforceability, availability or the aggregate principal amount of the Financing) that have been provided to the Company (collectively, the “Fee Letter”), there are no other side letters, arrangements or understandings, whether written or oral, with any person relating to the Financing other than as expressly set forth in the Financing Commitment Letters. Each Financing Commitment Letter, in the form provided to the Company, is a legal, valid and binding obligation of Parent, Merger Sub and (in the case of the Equity Commitment Letter) the applicable Investor, is in full force and effect, has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect as of the date hereof, and is enforceable in accordance with the terms thereof against Parent, Merger Sub and (in the case of the Equity Commitment Letter) the applicable Investor, and to the Knowledge of Parent, the other parties thereto, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity). The Other Sources are available on the date hereof and will be available to Parent and Merger Sub at the Acceptance Time to enable Parent and Merger Sub to consummate the Transactions pursuant to this Agreement. As of the date hereof, assuming the accuracy of the Company’s representations and warranties set forth in Article IV, no event has occurred (and no event is reasonably expected to occur) which would reasonably be expected to result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would result in any breach of or constitute a default under) or reasonably be expected to result in a failure to satisfy a condition precedent or otherwise result in any portion of the Financing necessary to fund the Required Amount (taking into account the Other Sources) contemplated thereby to be unavailable or would reasonably be expected to permit any party to such Financing Commitment Letter to terminate, or to not make any portion of the funding necessary to fund the Required Amount (taking into account the Other Sources) under, such Financing Commitment Letter. Assuming the accuracy in all material respects of the Company’s representations and warranties set forth in Article VI, Parent does not have any reason to believe that any of the conditions to the Financing necessary to fund the Required Amount (taking into account the Other Sources) will not be satisfied on or prior to the Closing Date or that the full amount of the Financing necessary to fund the Required Amount (taking into account the Other Sources) contemplated by the Financing Commitment Letters to be funded on the Closing Date will not be available to Parent on the Closing Date. Each Financing Commitment Letter has not been amended, supplemented, terminated, rescinded or modified (and no waiver of any provision thereof has been granted) and no such amendment, supplement, termination, rescission or modification is contemplated (other than, in the case of the Debt Commitment Letter, any amendment, supplement or modification to join additional arrangers, lenders or commitment parties or as permitted by Section 7.14(b)). Each Financing Commitment Letter (x) contains all of the conditions precedent to the obligations of the Investors and the Debt Financing Sources party thereto, as applicable, to make the applicable portion of the Required Amount (taking into account the Other Sources) available to Parent and Merger Sub on the terms set forth therein and (y) does not contain any contingencies that would permit the applicable Investor or Debt Financing Source party thereto, as applicable, to reduce, or rescind its obligation to provide, the total amount of the Financing. The obligations and commitments contained in the Financing Commitment Letters have not been withdrawn or rescinded in any respect. The Investors have not indicated that the Equity Financing will be unavailable. Each of Parent and Merger Sub, as applicable, has fully paid, or caused to be fully paid on, any and all commitment fees or other fees to the extent required to be paid on or prior to the date hereof in connection with the Financing. Parent and Merger Sub will have at the Closing funds sufficient for the payment of the Required Amount.

(a)    The Equity Commitment Letter provides, and will continue to provide, that the Company is an express third-party beneficiary of the Equity Commitment Letter and, subject to Section 10.08(b), the Company is (on its own behalf and on behalf of the Company’s stockholders) entitled to enforce, directly or indirectly, the Equity Commitment Letter in accordance with its terms against the applicable Investor.

(b)    Parent and Merger Sub acknowledge and agree that it is not a condition to the Closing or to any of the other obligations under this Agreement, subject to Section 10.08(b)(iii), that Parent and Merger Sub obtain financing for or relating to the Transactions.

SECTION 5.09    Limited Guarantee. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company a true, complete and correct copy of the Limited Guarantee of the Guarantor, pursuant to which the Guarantor has guaranteed the full amount of the Parent Termination Fee, all the fees and expenses payable by Parent or Merger Sub pursuant to this Agreement and all liabilities and damages payable by Parent or Merger Sub pursuant to Section 9.03(b) or Section 9.03(e). The Limited Guarantee is in full force and effect and is the valid, binding obligation of the Guarantor, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles, and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under the terms and conditions of the Limited Guarantee.

SECTION 5.10    Solvency. Immediately after giving effect to the consummation of the Transactions (including the payment of the Aggregate Consideration and any other Required Amounts and incurrence of any Financing) and assuming the accuracy in all material respects of the representations and warranties contained in Article IV, the Surviving Company will be Solvent as of the Effective Time, as of the Closing Date and immediately after the Effective Time. For purposes of this Agreement, “Solvent” means that, with respect to any person, as of any date of determination (in each case of the following, on a consolidated basis with its Subsidiaries), (a) the amount by which the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

SECTION 5.11    Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 5.12    Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Offer Documents or any information contained in any document required to be filed by Parent or Merger Sub with the SEC or required to be distributed or otherwise disseminated by Parent or Merger Sub to the Company’s stockholders in connection with the Offer (other than information supplied by the Company), including the Schedule 14D-9, will, at the time it is amended or supplemented and at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 5.13    Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub, Parent and Merger Sub (and their Representatives) have received and may continue to receive from the Company and its Subsidiaries and their Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any Subsidiary of the Company, or any of their respective shareholders or Representatives, or any other person, with respect thereto. Parent and Merger Sub hereby acknowledge that, except for the representations and warranties set forth in Article IV, none of the Company nor any Subsidiary of the Company, nor any of their respective shareholders or Representatives, nor any other person, has made or is making any warranty with respect to any matter, including any such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Parent and Merger Sub acknowledge and agree that they have not relied on any information provided by the Company, its Subsidiaries or any of their Representatives, including information in any “data room,” management presentations or any estimates, projections, forecasts, forward-looking statements or business plans received from the Company and its Subsidiaries or their Representatives. Parent and Merger Sub entered into this Agreement based upon their own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of the Company, except as expressly set forth in this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01    Conduct of Business by the Company Pending the Merger. Except as set forth in Section 6.01 of the Company Disclosure Schedule, permitted by this Agreement, required by Law, consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or for any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures or in connection with the November 3, 2020 United States federal elections and the results thereof, during the period from the date of this Agreement to the Effective Time, (provided that, for the avoidance of doubt, except as expressly set forth in the following paragraph of this Section 6.01 or expressly set forth in Section 6.01 of the Company Disclosure Schedule, the Company is not permitted to take any actions in response to COVID-19 or COVID-19 Measures or in connection with the November 3, 2020 United States federal elections and the results thereof that would otherwise not be permitted by the following paragraph of this Section 6.01), the Company shall, and shall cause each of its Subsidiaries to (i) use reasonable best efforts to conduct the businesses of the Company and its Subsidiaries in all material respects in the ordinary course of business; (ii) use commercially reasonable efforts to preserve materially intact its current business organization and to preserve in all material respects its relationships of the Company and its Subsidiaries with significant Franchisees and the franchise system as a whole, key employees and its material suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with the Company or any of its Subsidiaries and (iii) comply in all material respects with applicable Law, and in each case of clauses (i) and (ii); provided that, for the avoidance of doubt, the Company shall not be obligated to take any action that would not be permitted by the following paragraph of this Section 6.01 and the failure to not take any action not permitted by the following paragraph of Section 6.01 shall not be deemed a breach of this sentence of Section 6.01.

Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Schedule, expressly required by this Agreement, required by Law or Contract, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed and shall be deemed to be given if, within five (5) Business Days after the Company has provided to Parent a written request for consent, Parent has not rejected such request in writing), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Subsidiary of the Company to:

(a)    declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other equity, property or a combination thereof) in respect of, any of its capital stock, other than dividends or distributions by a wholly-owned Subsidiary of the Company to its parent;

(b)    split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(c)    repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, rights, convertible or exchangeable securities, stock-settled performance units or other rights to acquire any such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (i) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Stock Options in order to pay the exercise price thereof, (ii) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (iii) the acquisition by the Company of Shares pursuant to a repurchase plan that was publicly announced prior to the date hereof and (iv) the acquisition by the Company of Company Stock Options, Restricted Stock Units and Performance Stock Units in connection with the forfeiture of such awards pursuant to their respective terms;

(d)    issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any options, warrants, rights, convertible or exchangeable securities, stock-settled performance units or other rights to acquire any such shares, securities, interests or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares or securities, other than (i) upon the exercise or settlement of awards under the Company Stock Plans outstanding on the date of this Agreement (or granted following the date of this Agreement to the extent permitted by this Section 6.01(d)) in accordance with their present terms and (ii) issuances of Restricted Stock Units as set forth on Section 6.01(d) of the Company Disclosure Schedule;

(e)    amend the Company Charter or the Company By-laws or the comparable organizational documents of any Subsidiary of the Company;

(f)    acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, (A) any other person (or all or substantially all of the assets of any person) or (B) any assets, real property, securities, properties, interests, or businesses that are material to the Company and its Subsidiaries, taken as a whole, other than (x) transactions between the Company and its wholly-owned Subsidiaries, and (y) purchases of raw materials, supplies, equipment, inventory and third party software in the ordinary course of business (it being understood and agreed that the acquisition of any other person (or all or substantially all of the assets of any person) is not in the ordinary course of business);

(g)    sell, transfer, lease, license, sublicense, abandon or otherwise dispose of any properties or assets that are material to the Company and its Subsidiaries, taken as a whole (including capital stock or other ownership interests of any Subsidiary of the Company and any joint venture to which the Company or any Company Subsidiary is a party and is material to the Company and its Subsidiaries, taken as a whole, and intangible property), other than (i) sales or other dispositions of products and inventory in the ordinary course of business, (ii) sales or other dispositions of equipment or Intellectual Property that is no longer used in the operations of the Company or any Subsidiary of the Company or (iii) the non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business;

(h)    (i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or similar agreement to maintain any financial statement condition of another person (other than the Company or any wholly-owned Subsidiary of the Company) (collectively, “Indebtedness”), other than (A) the incurrence of Indebtedness not prohibited by the Securitization Agreement in an amount not to exceed $3,000,000 in the aggregate; provided, that any such Indebtedness is incurred pursuant to one or more borrowings under Class A-1 Notes (as defined in the Securitization Agreement) issued as of the date of this Agreement, (B) intercompany Indebtedness between the Company and a wholly-owned Subsidiary or between wholly-owned Subsidiaries of the Company, in each case, permitted or not prohibited by the Securitization Agreement and the Management Agreement and (C) other than Indebtedness incurred pursuant to Class A-1 Notes in accordance with clause (A), other Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) permitted by the Securitization Agreement and the Management Agreement in an amount not to exceed $3,000,000 in the aggregate or (ii) make any loans or capital contributions to, or investments in, any other person, in an aggregate amount of $3,000,000 or more for all such investments, other than to any wholly-owned Subsidiary of the Company;

(i)    except as required by applicable Law or the terms of any Plan currently in effect, as contemplated by this Agreement, or as otherwise set forth in the Company Disclosure Schedule, (i) increase the compensation, bonus, severance or termination pay payable or that could become payable by the Company or any of its Subsidiaries to any current or former directors or vice presidents or more senior employees, (ii) enter into any employment, consulting, severance, retention or termination agreement or arrangement with any director or executive officer of the Company, (iii) establish, adopt or enter into or amend in any material respect any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (iv) establish, adopt, enter into, materially modify or terminate any Plan other than amendments to such Plan in the ordinary course of business and renewals of Plans that are health, welfare and insurance plans in the ordinary course of business, (v) act to accelerate or fund or in any other way secure any rights or benefits under any Plan to the extent not already provided in any such Plan, (vi) pay any bonus to any of the current or former directors, officers, employees or individual consultants of the Company or its Subsidiaries, other than annual bonuses payable in respect of fiscal year 2020 (“2020 Annual Bonuses”) as set forth on Section 6.01(i) of the Company Disclosure Schedule, (vii) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, (viii) grant any new awards under any Plan except as contemplated by Section 6.01(d) of this Agreement, (ix) take any action to amend, waive or accelerate any rights or benefits under any Plan, (x) grant, amend or modify any equity or equity-based awards, (x) hire or terminate without cause any vice president or more senior employee, or (xi) forgive any loans, or issue any loans (other than loans under any Plan intended to qualify under Section 401(k) of the Code and routine travel and business advances issued in the ordinary course of business), to directors, officers, or employees of the Company or any of its Subsidiaries;

(j)    settle any Action, in each case involving or against the Company or any Subsidiary of the Company, other than (i) the settlement of Actions that require payments by the Company or any Subsidiary of the Company (net of insurance proceeds) in an amount not to exceed, in the aggregate, $4,000,000, (ii) the settlement of Actions disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved and, in each case of clauses (i) and (ii), that do not involve the imposition of restrictions on the business or operations of the Company or any of its Subsidiaries that, in each case, materially interfere with the operations of the Company and its Subsidiaries, taken as a whole and (iii) settlements permitted pursuant to Section 7.11;

(k)    make any material change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law;

(l)    (i) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company (other than reorganizations solely by or among wholly-owned Subsidiaries of the Company) or (ii) enter into a new line of business or new franchise system;

(m)    change, revoke or rescind any material election relating to Taxes, make any material amendment with respect to any material Tax Return, settle or compromise any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents, request any rulings from or the execution of any closing agreement with any Governmental Authority (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents), change an annual accounting period for Tax purposes, or change any material accounting method for Tax purposes, except, in each case, for actions taken in the ordinary course of business or required by Law;

(n)    make any capital expenditures, other than (i) capital expenditures in accordance with the annual budget for 2020 provided prior to the date hereof by the Company to Parent, (ii) maintenance capital expenditures and required repairs and expenditures in the ordinary course of business and (iii) any other capital expenditures taken outside of the ordinary course of business in an amount not to exceed, in the aggregate, $5,000,000;

(o)    voluntarily (i) terminate, materially amend or modify, or waive material rights or material claims under any Selected Contract or (ii) enter into any Contract that would have been considered a Selected Contract if it had been entered into prior to the date of this Agreement, in each case, other than in the ordinary course of business (provided that in all cases the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to taking any such actions described in this clause (o));

(p)    enter into any material Contract that would, to the Knowledge of the Company, bind Affiliates of the Surviving Company (other than the Company, the Surviving Company or Subsidiaries of the Company or the Surviving Company) following the Closing;

(q)    (i) fail to use commercially reasonable efforts to renew or maintain insurance policies maintained by the Company or any Company Subsidiary or comparable replacement policies, other than in the ordinary course of business or (ii) form any captive insurance program;

(r)    make any material change to the terms of the Company’s or any of its Subsidiaries’ system-wide policies or procedures with respect to (i) franchisee royalty or other fees and charges, or maintenance of the Funds or (ii) franchisee incentives or franchisee economic assistance, in each case, other than in the ordinary course of business (provided that in all cases the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to any taking such material actions in this clause (r));

(s)    except as required by any Contract entered into, and made available to Parent, prior to the date of this Agreement, open any restaurant in a country where the Company or any Company Subsidiary does not currently have an owned or franchised restaurant or otherwise engage in any other operations in any country in which the Company or any Company Subsidiary does not currently conduct other operations; or

(t)    authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clauses (a) – (q).

SECTION 6.02    Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action or fail to take any action that would have a Parent Material Adverse Effect.

SECTION 6.03    Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01    Approval of Merger. The Merger shall be governed by, and effected under, Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following consummation of the Offer, without a vote of the stockholders of the Company, pursuant to Section  251(h) of the DGCL.

SECTION 7.02    Access to Information; Confidentiality.

(a)    Except (i) as otherwise prohibited by applicable Law or the terms of any Contract in effect as of the date hereof or (ii) as would be reasonably expected to result in the loss of any attorney-client (or other legal) privilege (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not, in the case of clause (i), result in a violation of Law or the terms of any Contract in effect as of the date hereof, or, in the case of clause (ii), result in a loss of attorney-client (or other legal) privilege), during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to), at Parent’s expense: (x) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, properties and offices and other facilities of the Company and its Subsidiaries and to the material books and records thereof, and (y) furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities and personnel of the Company and its Subsidiaries as Parent or its Representatives may reasonably request. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under the applicable Law (including as a result of COVID-19 or any COVID-19 Measures).

(b)    All information obtained by Parent, Merger Sub or its or their Representatives pursuant to this Article VII shall be kept confidential in accordance with the confidentiality agreement, dated October 5, 2020, as amended and modified from time to time (the “Confidentiality Agreement”), between Parent and the Company.

SECTION 7.03    No Solicitation.

(a)    Subject to the provisions of this Section 7.03, the Company shall, and shall cause its Subsidiaries to, and shall instruct its and its Subsidiaries’ Representatives to, promptly cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with a potential acquiror or its Representative with respect to an Acquisition Proposal, and shall promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and promptly terminate all physical and electronic data room access previously granted to any such person or its Representatives. Notwithstanding anything to the contrary in this Agreement, the Company Board or any committee thereof may waive any standstill provisions in any agreements with any person to the extent such standstill provisions would prohibit such person from making an Acquisition Proposal privately to the Company Board; provided that the Company shall provide written notice to Parent of any waiver or release of any standstill by the Company (other than any waiver or release that occurs automatically as a result of the entry by the Company into this Agreement), including disclosure of the identities of the parties thereto and circumstances relating thereto.

(b)    Except as permitted by this Section 7.03, prior to the consummation of the Offer, the Company agrees that neither it nor any Subsidiary of the Company shall, and it shall direct its and its Subsidiaries’ Representatives not to (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the submission of any Acquisition Proposal, (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal for the purpose of knowingly facilitating or encouraging an Acquisition Proposal (it being understood that notifying such person of the existence of this Section 7.03(b) shall not be a breach of this Section 7.03(b)) or (iii) except for an Acceptable Confidentiality Agreement, enter into any acquisition agreement, merger agreement or similar agreement relating to any Acquisition Proposal (each, an “Acquisition Agreement”); provided, that, notwithstanding anything to the contrary in this Section 7.03(b), if, prior to the consummation of the Offer, the Company receives an Acquisition Proposal that did not result from a material breach of this Section 7.03(b), the Company, its Subsidiaries and their Representatives may contact the person making such Acquisition Proposal to clarify the terms and conditions thereof or inform such person of the existence of the provisions in this Section 7.03 and if the Company Board determines (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to lead to or result in, a Superior Proposal, the Company and its Subsidiaries and its and their Representatives may (A) engage or participate in discussions or negotiations with the person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal and (B) furnish information to the person making such Acquisition Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement; provided, that the Company shall promptly furnish to Parent any information that is furnished to any such person which was not previously furnished to Parent or its Representatives.

(c)    The Company shall promptly (and, in any event, within forty-eight (48) hours) after receipt of any Acquisition Proposal or any request for non-public information relating to an Acquisition Proposal, or any inquiry, offer or proposal, that could reasonably be expected to result in any Acquisition Proposal, notify Parent of the material terms of such Acquisition Proposal, request, inquiry, offer or proposal received by the Company (including copies of any material written requests, proposals or offers, including proposed agreements), and the identity of the person or “group” making such Acquisition Proposal, inquiry offer or proposal. The Company shall (i) keep Parent reasonably informed on a reasonably prompt basis of the status and material terms of, and material changes in, any such Acquisition Proposal, request, inquiry, offer or proposal (including copies of any material written requests, proposals, offers or agreements) and (ii) make available to Parent copies of all written due diligence materials concerning the Company provided by the Company to such party to the extent not previously provided or made available to Parent. The Company shall promptly (and, in any event, within forty-eight (48) hours), following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d)    Except as permitted by this Section 7.03, the Company Board (or any committee thereof) shall not, and shall not publicly propose to: (i) withhold, withdraw or adversely qualify (or materially modify or amend in a manner adverse to Parent or Merger Sub), the Company Board Recommendation; (ii) approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal; (iii) fail to include the Company Board Recommendation in the Schedule 14D-9; (iv) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal offer; or (v) if an Acquisition Proposal (other than an Acquisition Proposal subject to Regulation 14D) shall have been publicly announced or disclosed, fail to reaffirm the Company Board Recommendation upon the written request of Parent within ten (10) Business Days after such written request; provided that Parent may deliver only one (1) such request with respect to any Acquisition Proposal (provided further, that Parent may deliver an additional such request following any material change to any Acquisition Proposal) (any of the foregoing actions, an “Adverse Recommendation Change”); provided, that, for the avoidance of doubt, (a) any determination or action by the Company Board to the extent permitted by Section 7.03(a), Section 7.03(b), Section 7.03(g), Section 7.03(h), or Section 7.03(i) shall not be, and shall not be deemed to be, a breach or violation of this Section 7.03(d) or, in the case of Section 7.03(e), unless an Adverse Recommendation Change has occurred, give Parent a right to terminate this Agreement pursuant to Section 9.01(c)(ii) and (b) none of (i) the determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, (ii) the disclosure by the Company of such determination or (iii) the delivery by the Company of the notice required by Section 7.03(b), Section 7.03(c), Section 7.03(g) or Section 7.03(h) shall constitute, or shall be deemed to constitute, an Adverse Recommendation Change.

(e)    Notwithstanding anything in this Agreement to the contrary, prior to the consummation of the Offer, if in response to an unsolicited Acquisition Proposal made after the date of this Agreement that did not result from a material breach of Section 7.03(b) and that has not been withdrawn, the Company Board determines (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal and determines (after consultation with its outside legal counsel) that its failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then (i) the Company Board may make an Adverse Recommendation Change or (ii) the Company may terminate this Agreement pursuant to Section 9.01(d)(iii) in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.01(d)(iii) unless the Company (A) prior to, or substantially concurrently with, such termination, pays, or causes to be paid, to Parent the Company Termination Fee and (B) concurrently with such termination, enters into a definitive agreement that documents the terms and conditions of such Superior Proposal.

(f)    Notwithstanding anything in this Agreement to the contrary, at any time prior to the consummation of the Offer, but subject to the Company’s and the Company Board’s compliance with Section 7.03(h), the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(g)    Prior to effecting an Adverse Recommendation Change with respect to a Superior Proposal or terminating this Agreement pursuant to Section 9.01(d)(iii) in order to enter into an Acquisition Agreement with respect to a Superior Proposal, (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(d)(iii), as applicable, (ii) the Company shall provide Parent a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and an unredacted copy of the Acquisition Agreement, (iii) if requested to do so by Parent, for a period of four (4) Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any proposed modifications to the terms and conditions of this Agreement proposed by Parent in writing, and (iv) no earlier than the end of such four (4)-Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4)-Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal and that its failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notice references herein to a “four (4)-Business Day period” shall be deemed references to a “two (2)-Business Day period”) (provided that it is understood and agreed that the actions of the Company Board in making such determination, providing such notice and such determination and notice shall not in itself constitute an Adverse Recommendation Change or a basis for Parent to terminate this Agreement).

(h)    Prior to effecting an Adverse Recommendation Change with respect to an Intervening Event, (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change and the material facts and circumstances relating to such Intervening Event, (ii) if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith, with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement to obviate the need for such Adverse Recommendation Change and (iii) no earlier than the end of such three (3)-Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by Parent during such three (3)-Business Day period and in consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would still reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood and agreed that any material development in an Intervening Event that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notice references herein to a “three (3)-Business Day period” shall be deemed references to a “two (2)-Business Day period”).

(i)    Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act or otherwise complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or (ii) making any disclosure to Company stockholders if required under the Exchange Act or if the Company Board thereof determines, in good faith, after consultation with outside counsel, that the failure to make such statement would be inconsistent with its fiduciary duties under applicable Law; provided, that any Adverse Recommendation Change may only be made in accordance with this Section 7.03, and provided further, that any such action taken or statement made that relates to an Acquisition Proposal shall not be deemed to be an Adverse Recommendation Change if the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action or such disclosure is a “stop-look-and-listen” communication. Nothing in this Section 7.03 shall prohibit the Company from contacting and engaging in any discussions with any person or group or their respective Representatives who has made an Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and the terms thereof.

(j)    Except as set forth in Section 9.03(c) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i)    “Acquisition Proposal” means any proposal or offer, from any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent or Merger Sub or their Affiliates, relating to (A) any direct or indirect acquisition, in a single transaction or a series of related transactions, of (1) assets constituting 20% or more of the consolidated assets, revenue or net income of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof as determined in good faith by the Company Board), including an acquisition of 20% or more of such consolidated assets, revenue or net income of the Company and its Subsidiaries indirectly through the acquisition of equity interests of a Company Subsidiary, or (2) 20% or more of any class of voting securities of the Company; (B) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning, or having the right to acquire beneficial ownership of, 20% or more of any class of voting securities of the Company; or (C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving the Company and its wholly-owned Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets, revenue or net income of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof as determined in good faith by the Company Board) (other than any such transaction among the Company and any of its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries).

(ii)    “Intervening Event” means any change, effect, event, occurrence or fact that materially affects the Company and its Subsidiaries, taken as a whole, that does not relate to an Acquisition Proposal and was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), other than any change, effect, event, occurrence or fact (i) resulting from a material breach of this Agreement by the Company or (ii) resulting from the coronavirus (COVID-19) pandemic or the related responses of Governmental Authorities with respect thereto.

(iii)    “Superior Proposal” means any written Acquisition Proposal that is on terms that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) and after taking into account the legal, financial, financing, regulatory and other aspects of such Acquisition Proposal (x) is reasonably capable of being consummated in accordance with its terms and (y) if consummated would result in a transaction more favorable to the Company’s stockholders, from a financial point of view, than the Merger (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 7.03(g)). For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” will be deemed references to “51%.”

SECTION 7.04    Directors’ and Officers’ Indemnification and Insurance.

(a)    From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under the indemnification agreements between the Company or any Subsidiary of the Company and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and by-laws (or similar organizational documents) of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company By-laws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Subsidiary of the Company.

(b)    For a period of six (6) years after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of the Company or one of its Subsidiaries, whether occurring on or before the Effective Time. To the fullest extent permitted by Law, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) the Surviving Company shall, and Parent shall cause the Surviving Company to, pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents thereto in writing, and (iii) Parent and the Surviving Company shall cooperate in the defense of any such matter; provided, that in the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 7.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or by-laws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Party with the Company or any Subsidiary of the Company.

(c)    Prior to the Effective Time, the Company may obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date hereof for the six (6)-year period following the Effective Time at a price not to exceed 300% of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement. If the Company does not obtain “tail” insurance prior to the Effective Time, the Surviving Company shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 7.04(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided, further that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for amounts not to exceed such maximum annual amount in aggregate annual premiums.

(d)    In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.04.

(e)    The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and legal representatives, each of whom shall be a third-party beneficiary under this Agreement.

(f)    Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.04.

SECTION 7.05    Employee Benefits Matters.

(a)    Parent hereby agrees that, for a period beginning at the Effective Time and ending on the earlier of (i) the twelve (12) month anniversary of the Effective Time and (ii) December 31, 2021 it shall, or it shall cause the Surviving Company and its Subsidiaries to: (x) provide each employee of the Company and of each of its Subsidiaries as of the Effective Time (each, an “Employee”) with base compensation and cash incentive opportunities that are, in each case, not less than what was provided to such Employee immediately prior to the Effective Time, (y) provide each Employee with severance payments and benefits in an amount and on terms and conditions that are no less favorable than those set forth in a Plan or on Section 7.05(a) of the Company Disclosure Schedule and (z) provide the Employees with all other compensation and employee benefits that are not less favorable in the aggregate to those provided to such Employee as of immediately prior to the Effective Time (excluding all equity-based compensation).

(b)    Employees shall receive credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Company, or any of their Subsidiaries for purposes of eligibility to participate, vesting, benefit accrual (solely for purposes of any vacation policy and severance policy) and eligibility to receive benefits, (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which any Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of its Subsidiaries under comparable Plans immediately prior to the Effective Time. For the avoidance of doubt, each Employee’s vacation and sick time accruals, as of the Effective Time, shall carry over to Parent, Surviving Company and their respective Subsidiaries. Notwithstanding the foregoing, nothing in this Section 7.05 shall be construed to require crediting of service that would result in (i) duplication of benefits for the same period of service or (ii) service credit for benefit accruals under a defined benefit pension plan or any grandfathered or frozen Parent benefit plan.

(c)    With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company (“Parent Welfare Benefit Plans”) in which an Employee may be eligible to participate on or after the Effective Time, Parent and the Surviving Company shall use commercially reasonable efforts to (i) waive, or cause the insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee and any covered dependent under any Parent Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide credit to each Employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such Employee or covered dependent under the Plans during the relevant plan year, up to and including the Effective Time.

(d)    To the extent not paid prior to the Closing Date, the Company shall pay the 2020 Annual Bonuses as of immediately prior to the Closing. With respect to annual bonuses payable in respect of fiscal year 2021 (“2021 Annual Bonuses”), (i) the Company Board (or a committee thereof) shall not determine the performance targets applicable to the 2021 Annual Bonuses (the “2021 Annual Bonus Targets”) any earlier than the first anniversary of the date on which the Company Board (or a committee thereof) set the performance targets for the 2020 Annual Bonuses, (ii) if the 2021 Annual Bonus Targets are established in accordance with the foregoing prior to the date on which the Closing occurs, the 2021 Annual Bonus Targets shall be set in a manner consistent with past practice, and shall not be established without the consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), (iii) if the Closing occurs prior to the date on which the Company Board (or a committee thereof) determines the 2021 Annual Bonus Targets in accordance with the preceding clause (i), then Parent shall establish the 2021 Annual Bonus Targets following the Closing after reasonable consultation with the senior management of the Company and (iv) Parent shall determine the amounts due in respect of 2021 Annual Bonuses after the Closing based on actual performance as compared to the 2021 Annual Bonus Targets.

(e)    Each of the Company, Parent and Merger Sub acknowledges that the consummation of the Merger will constitute a change in control of the Company under the terms of the Company’s employee plans, programs, arrangements and contracts containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(f)    The provisions contained in this Section 7.05 are included for the sole benefit of the parties hereto, and nothing in this Section 7.05, whether express or implied, shall create any third-party beneficiary or other rights in any other person, including, without limitation, any employee, former employee, any participant in any Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment with the Company, its Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates. Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Plan or other employee benefit plan or arrangement, or shall limit the right of the Company, its Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan or arrangement in accordance with its terms in a manner that does not conflict with or contravene the obligations of Parent, the Surviving Company or any of their respective affiliates under this Section  7.05.

SECTION 7.06    Further Action.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company agree to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain all authorizations, consents, Orders, approvals, licenses, permits and waivers of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the consummation of the Transactions and (ii) provide such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith. Each party shall make its respective filing, if necessary, pursuant to the HSR Act as promptly as reasonably practicable, but in any event no later than five (5) Business Days after the date of this Agreement and shall make any other filing pursuant to any other Antitrust Law with respect to the Transactions as promptly as reasonably practicable. The parties shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Parent will pay all fees or make other payments to any Governmental Authority in order to make such filings or obtain any such authorizations, consents, Orders or approvals.

(b)    Without limiting the generality of the undertaking of Parent and Merger Sub pursuant to Section 7.06(a), Parent and Merger Sub shall, and shall cause each of their respective Subsidiaries to use reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of Parent’s, Merger Sub’s and their respective Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent and Merger Sub pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, Parent and Merger Sub shall take all action necessary, including litigation on the merits and defending any Action in order to resist avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger or the other Transactions or which would prevent the consummation of the Transactions prior to the Outside Date; provided, however, that in no event shall Parent, Merger Sub or any of their Affiliates be required under this Agreement to commence, threaten or otherwise seek to commence any Action against any Governmental Authority.

(c)    Notwithstanding anything to the contrary in this Agreement, no party shall be required, nor shall the Company or any of the Company Subsidiaries be permitted, to (i) take or agree to take any action with respect to the assets, properties, business or operations of any Investor or any of its portfolio companies (other than the Company and its Subsidiaries after the Closing, and excluding, for the avoidance of doubt, Parent and its Subsidiaries) or (ii) take or commit to take any action with respect to its assets, properties, business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or any Authorization, unless, with respect to this clause (ii), the effectiveness of such agreement or action is conditioned upon the occurrence of the Closing.

(d)    Subject to applicable Laws, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep each other reasonably apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act and shall permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed material communication by such party to any Governmental Authority relating to such matters. None of the parties to this Agreement shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties a reasonable amount of time in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “Outside Counsel Only Material” and may redact the materials as necessary to (i) remove references concerning the valuation of the Company, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.

(e)    None of the Company, the Company Subsidiaries, Parent, Merger Sub or any Subsidiary of Parent or Merger Sub shall (and Parent shall cause its Subsidiaries not to) enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) consummate the Offer, the Merger and the Closing, (ii) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other Antitrust Law applicable to the

Transactions, (iii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions or (iv) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions.

SECTION 7.07    Obligations of Parent With Respect to Merger Sub and the Surviving Company. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause Merger Sub to pay, perform and discharge its obligations hereunder. During the Pre-Closing Period, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as provided in or expressly contemplated by this Agreement. Parent, immediately following execution of this Agreement, shall cause this Agreement to be adopted by the sole stockholder of Merger Sub (in its capacity as sole stockholder of Merger Sub) in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

SECTION 7.08    Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, except with respect to any matters contemplated by Section 7.03, Section 9.01 or Section 9.03, each of Parent and the Company shall consult with each other before it or any of its Affiliates issue any press release or otherwise make any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the rules or regulations of Nasdaq or any United States national securities exchange on which the Shares are then traded, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements. Notwithstanding the foregoing, each party may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees, make disclosures in documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC or make other public statements, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually in accordance with this Section 7.08). Prior to making any written communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication at least one (1) Business Day prior to the date of first use, and the Company shall consider in good faith any comments made to such communication (it being understood that any subsequent communication that sets forth substantially the same information shall not require compliance with this sentence). Parent, Merger Sub and their Affiliates may, without consultation with, or consent of, the Company, make non-public ordinary course disclosures and communications to existing or prospective general and limited partners, equity holders, members, managers and investors of such person, if the persons receiving such disclosures and communications are subject to customary confidentiality restrictions restricting public dissemination or use of such information; provided, that such disclosures and communications do not include any material non-public or proprietary information of the Company or its Subsidiaries.

SECTION 7.09    Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

SECTION 7.10    Stock Exchange De-Listing. Parent shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective

Time and, prior to the Effective Time, the Company shall reasonably cooperate with Parent to accomplish the foregoing.

SECTION 7.11    Stockholder Litigation. The Company shall notify Parent promptly of the commencement of, and promptly advise Parent of any material developments with respect to, any stockholder litigation brought or threatened in writing against the Company or its directors or officers relating to the Transactions (“Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such stockholder litigation; provided, however, the Company shall give Parent the right to consult and participate in the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not and shall not permit any of its Representatives to, settle any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

SECTION 7.12    Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

SECTION 7.13    Certain Filings, Consents and Other Matters. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Offer Documents, including the Schedule 14D-9, (ii) in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Offer Documents, including the Schedule 14D-9, and seeking timely to obtain any such actions, consents, approvals or waivers. The Company and Parent shall reasonably cooperate in seeking to obtain consents and waivers with respect to Contracts to which the Company or a Subsidiary of the Company is a party (which may or may not be obtained); provided, that (A) neither the Company nor any of its Subsidiaries will be obligated or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value or amend any contract in any material respect for the purposes of obtaining any such consents (x) without the prior consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned and (y) unless the effectiveness of such action or amendment is conditioned upon the occurrence of the Closing, and (B) such reasonable cooperation, including any efforts undertaken to obtain such consent or waiver, or the failure to obtain any such consent or waiver or any Contract termination as a result of such failure shall in and of itself result in the failure of any condition set forth in Article VIII or a breach of Section 6.01. The Company shall notify Parent reasonably promptly in writing of the occurrence of any Default or Potential Rapid Amortization Event (each as defined in the Securitization Agreement) or default or other event under any Collateral Transaction Document that would reasonably be expected to result in any event described in clause (i) of the definition of “Securitization Adverse Event.” The Company shall thereafter keep Parent reasonably informed of the actions being taken by the Company and its Subsidiaries to cure such Default or Potential Rapid Amortization Event, as the case may be, under the Securitization Agreement or default or other event under such Collateral Transaction Document.

SECTION 7.14    Financing.

(a)    Parent and Merger Sub shall take all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain the Required Amount contemplated by the Equity Commitment Letter, including (i) maintaining in effect the Equity Commitment Letter, (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub set forth in the Equity Commitment Letter, (iii) entering into definitive agreements to consummate the Equity Financing on the terms and conditions in the Equity Commitment Letter, which agreements shall be in effect as promptly as practicable after the date hereof, and in no event, later than the

Closing, (iv) consummating the Equity Commitment contemplated by the Equity Commitment Letter on or prior to the Closing Date (and in any event prior to the Outside Date) and (v) fully enforcing the rights of Parent and Merger Sub and the obligations of Investors under the Equity Commitment Letter, including causing the Investors to fund the Equity Financing at the Closing and (at the request of the Company) by filing one or more lawsuits against the Investors to fully enforce the rights of Parent and Merger Sub and the obligations of Investors thereunder (and the Company shall be entitled to enforce the rights of Parent and Merger Sub and of the Company and its stockholders by filing such lawsuits against the Investors on behalf of Parent and Merger Sub and the Company and its stockholders). Neither Parent nor Merger Sub shall amend, alter, waive, terminate, modify or rescind, or agree to amend, alter, waive, terminate, modify or rescind, any term of the Equity Commitment Letter without the prior written consent of the Company. Parent shall promptly (and in any event within one (1) Business Day) notify the Company of (x) the expiration or termination (or attempted or purported termination, whether or not valid) of the Equity Commitment Letter, (y) any breach or threatened breach by the Investors of the Equity Commitment Letter or (z) any refusal by the Investors to provide, any stated intent by the Investors to refuse to provide, or any expression of concern or reservation by the Investors regarding their obligation or ability to provide, the Required Amount. As soon as reasonably practicable, after the Company delivers to Parent or Merger Sub a written request, Parent shall provide any information reasonably requested by the Company to the extent material and reasonably related to any of the circumstances referred to in this Section 7.14(a) or as to material activity concerning the status of the Equity Financing.

(b)    Parent and Merger Sub shall use their reasonable best efforts to take, or use reasonable best efforts to cause their Representatives to take all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and subject to the conditions described in the Debt Commitment Letter. Without the reasonable consent of the Company, Parent and Merger Sub will not permit or consent to (i) any amendment or modification to be made to, or any waiver of any provision or remedy under, or any assignment of the obligations of the other parties thereto under any Debt Commitment Letter, to the extent such amendment, modification, waiver or assignment would (A) reduce the aggregate principal amount of the Debt Financing below the amount necessary to fund the Required Amount (taking into account the Equity Financing and Other Sources), (B) expand or impose new or additional conditions, or otherwise expand any of the conditions, to the receipt of the Debt Financing, (C) otherwise reasonably be expected to adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or (D) delay the funding of the Financing necessary to fund the Required Amount (taking into account the Equity Financing and Other Sources) thereunder or reasonably be expected to impair, delay or prevent the availability of all or a portion of the Financing necessary to fund the Required Amount (taking into account the Equity Financing and Other Sources) or the consummation of the transactions contemplated by this Agreement (clauses (A) through (D), collectively, the “Consent Requirements”), (ii) any waiver of any remedy available to Parent or Merger Sub under the Financing Commitment Letters and (iii) early termination of the Financing Commitment Letters (other than in connection with an amendment and restatement contemplated by the next sentence). Subject to the foregoing, Parent and Merger Sub may (I) amend, amend and restate or supplement the Debt Commitment Letter to add or replace any lender under the Debt Commitment Letter with other lenders, arrangers, bookrunners, agents, syndication agents, documentation, agents or similar entities and (II) amend or otherwise modify the definitive agreements with respect to the Debt Financing (including, without limitation, any existing debt financing agreement of the Parent, Merger Sub or its Affiliates, under which the Debt Financing is to be provided) (such agreements, the “Debt Financing Agreements”) to implement any flex provisions set forth in the Fee Letter, in each case, solely to the extent such consent, amendment or modification would not otherwise constitute a Consent Requirement. In the event of any such assignment, amendment or modification of the Debt Commitment Letter as permitted by the immediately preceding sentence, the financing under such assigned, amended or modified Debt Commitment Letter will be deemed to be “Debt Financing” as such term is used in this Agreement.

(c)    Parent and Merger Sub shall use their reasonable best efforts, and shall use their reasonable best efforts to cause their Representatives, to (i) maintain in effect the Debt Commitment Letter until the earlier of the consummation of the transactions contemplated by this Agreement and the valid termination of this Agreement, and to negotiate and execute definitive agreements with respect to the Debt Financing on the terms contained in the Debt Commitment Letter, (ii) satisfy on a timely basis all conditions and covenants in the Debt Financing Agreements and Debt Commitment Letter applicable to Parent and Merger Sub (or their Affiliates) (and that are within their control) to obtaining the Debt Financing necessary to fund the Required Amount (taking into account the Equity Financing and Other Sources), (iii) negotiate and enter into the Debt Financing Agreements on terms and conditions contained in the Debt Commitment Letter (as modified, to the extent exercised, by the flex provisions set forth in the Fee Letter) or on other terms acceptable to Parent that would not result in the Consent Requirements being applicable, (iv) consummate the Debt Financing necessary to fund the Required Amount (taking into account the Equity Financing and Other Sources) at or prior to the Closing, (v) to the extent the conditions to the funding of the Debt Financing have been satisfied by the Parent, Merger Sub, fully enforce its rights under the Debt Commitment Letter and Debt Financing Agreements to cause the Debt Financing Sources to comply with their obligations under the Debt Commitment Letter and the Debt Financing Agreements and to fund such Debt Financing at Closing and (vi) comply with their obligations under the Debt Commitment Letter and the Debt Financing Agreement, to the extent constituting conditions to funding thereunder.

(d)    Parent shall promptly notify the Company in writing (i) of any breach or default by any party to any Financing Commitment Letter or any Financing Agreement of which Parent becomes aware that would result in the Financing necessary to fund the Required Amount (taking into account the Equity Financing and the Other Sources) not being available or delayed beyond the Acceptance Time, (ii) of the receipt by any of Parent or Merger Sub or any of their Affiliates or directors, officers, employees, partners, members, managers or agents of any written notice from any Debt Financing Source, any lender or any other person with respect to any actual or threatened breach, dispute, termination or repudiation by any party to any Financing Commitment Letter or any party to the Debt Commitment Letter or any Debt Financing Agreement, (iii) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing necessary to fund the Required Amount (taking into account the Equity Financing and Other Sources) on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the Debt Financing Agreements, (iv) of the termination or expiration of the Debt Commitment Letter or Debt Financing Agreement (except as contemplated in Section 7.14(b) to add additional arrangers through an amendment and restatement) and (v) if for any reason Parent believes in good faith that the full amount of the Other Sources will not be available as of the Acceptance Time and Offer Closing. As soon as reasonably practicable, after the Company delivers to Parent or Merger Sub a written request, Parent shall provide any information reasonably requested by the Company to the extent material and reasonably related to any of the circumstances referred to in this paragraph or as to material activity concerning the status of the Parent’s and Merger Sub’s efforts to arrange the Debt Financing. From the date hereof through the Outside Date, Parent shall maintain and have available the Other Sources. Parent shall, at or prior to the Acceptance Time, provide to Merger Sub all or any portion of the Other Sources necessary for Merger Sub to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

(e)    If any portion of the Debt Financing necessary to fund the Required Amount (taking into account the Equity Financing and Other Sources) becomes unavailable on the terms and conditions contemplated by the applicable Debt Financing Agreements (giving effect to, to the extent exercised, the flex provisions set forth in the Fee Letter), (1) Parent will promptly (and in any event, within one (1) Business Day) notify the Company (which may be through email), provided, that in no event will Parent or Merger Sub be under any obligation to disclose any portion of any information that (x) is subject to attorney-client or similar privilege if Parent or Merger Sub shall have used its reasonable best efforts to disclose such information in a manner that would not waive such privilege (including entering into a joint defense agreement in customary form), or (y) would contravene any Law, and (2) Parent will, prior to the occurrence of the Outside Date, obtain alternative financing from alternative sources in an amount sufficient to fund the Required Amount (including, if required, pursuant to any refinancing, refunding or replacement of any existing debt financing of Parent or its Affiliates) (“Alternative Financing”) as promptly as reasonably practicable following the occurrence of such event and, in any event, no later than the Closing Date; provided, that notwithstanding the foregoing, it is agreed that neither Parent nor Merger Sub shall have any obligation to pay any fees in excess of what it was obligated to pay under the original Debt Commitment Letter nor obtain Debt Financing on terms, taken as a whole, that are less favorable to the

Parent than those terms contained in the original Debt Financing as in effect on the date of this Agreement (after giving effect to any “flex provisions” in the related fee letter as of the date hereof). For purposes of this Agreement, (x) the terms “Financing” or “Debt Financing” (as the case may be) as used in this Agreement will be deemed to include any such Alternative Financing, (y) the term “Debt Commitment Letter” will be deemed to include any commitment letters with respect to any such Alternative Financing and (z) the term “Debt Financing Agreements” will be deemed to include any definitive agreement with respect to the Alternative Financing; provided, that the obligations of the Company and its Subsidiaries shall not be deemed to be expanded beyond the obligations specified in this Section 7.14 pursuant to any Alternative Financing.

(f)    Between the date of this Agreement and the Closing, the Company shall provide such reasonable assistance and cooperation as Parent may reasonably request in connection with any Debt Financing (provided, that such requested assistance and cooperation does not interfere with the ongoing operation of the Company’s business), including (A) making senior management available for customary lender meetings, meetings with parties acting as arrangers or agents, sessions with rating agencies and “roadshow” presentations, conference calls, due diligence sessions (including accounting due diligence sessions), drafting sessions, presentations and sessions with prospective financing sources, investors and ratings agencies, in each case on reasonable advance notice and cooperating with prospective lenders in performing their due diligence, (B) reasonably cooperating with the marketing efforts of Parent and the Debt Financing Sources, in each case in connection with any such Debt Financing and reasonably cooperating in the preparation of materials for rating agency presentations, any offering memorandum, marketing materials, bank information memoranda (including with respect to presence of or absence of material non-public information relating to the Company and its Subsidiaries contained therein and the delivery of a customary authorization letter with respect to the bank information memoranda (solely with respect to that portion pertaining to the Company and its Subsidiaries) executed by a senior officer of the Company authorizing the distribution of information to prospective lenders), lender presentations or similar document, including reviewing and commenting on Parent’s draft of a business description with respect to the Company to be included in marketing materials, (C) furnishing Parent and its Debt Financing Sources and their respective Representatives with financial and other pertinent information reasonably available regarding the Company as may be requested by Parent or as is required to permit Parent to prepare pro forma financial statements (provided, that Parent shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the transactions contemplated hereby for use in connection with the Debt Financing), (D) if requested in writing by a Debt Financing Source at least seven (7) days prior to the Closing Date, furnishing to such Debt Financing Source, at least three (3) Business Days prior to the Closing, information regarding the Company and its Subsidiaries that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and the requirements of 31 C.F.R. §1010.230, (E) assisting Parent in preparing presentations with respect to corporate, corporate family, credit, facility and securities ratings from rating agencies, (F) reasonably facilitating the pledging of collateral (including cooperating with, and take all actions reasonably requested by, Parent in order to facilitate the termination and payoff of all outstanding debt of the Company and its Subsidiaries (and all premiums and fees payable in connection therewith) required by its terms to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied or discharged at the Closing upon or simultaneously with the funding of the Debt Financing at the Closing (including, upon such funding, (w) the repayment in full of all obligations then outstanding thereunder, (x) the release of all encumbrances, security interests and collateral, (y) the termination of all guaranties and the agreements evidencing subordination in connection therewith and (z) the termination or replacement of all letters of credit outstanding thereunder, in each case at the Closing), and arranging for delivery to Parent of payoff letters, lien terminations and other instruments of discharge in customary form and substance from the applicable administrative agent or other similar agents), provided, that no such pledging or related documents or agreements shall be effective prior to Closing, (G) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing (provided, that no such action shall be required of the Company Board prior to the Closing), (H) as promptly as practicable furnishing Parent with customary information regarding the Company and its Subsidiaries that may be reasonably requested by Parent, to the extent that such information is required to obtain the Debt Financing and (I) executing customary officers’ certificates as may be reasonably requested by Parent in connection with the Debt Financing (other than any solvency certificate), provided, however, that (x) any such certificate will be not be executed except in connection with the closing of any Debt Financing and only by officers who will continue after the Effective Time as an officer of the Surviving Company and (y) no personal liability will be imposed on the officers or employees involved; provided that, for the avoidance of doubt, without limitation, the Company and its Subsidiaries shall not be required under this Section 7.14 to deliver any Excluded Information. The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with any Debt Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill. This Section 7.14(f) shall be referred to herein as the “Company Cooperation Covenant”. Any cooperation required in respect of the Company or its Subsidiaries or its Representatives under this clause (f) shall solely be limited to information and materials with respect to the Company and its Subsidiaries (and shall not include information and materials with respect to Parent, Merger Sub or any other person).

(g)    The Company agrees to provide Parent with the historical financial statements of the Company required at such time to satisfy clause (b) of paragraph 6 of Exhibit C to the Debt Commitment Letter (which may be satisfied by the filing of the applicable SEC Report contemplated by clause (b) of paragraph 6 of the Debt Commitment Letter) prior to the Offer Expiration Time. In the event that the Company reasonably determines that any action pursuant to this Section 7.14 or any other action taken in connection with the Financing could reasonably be expected to result in a Securitization Adverse Event or result in a breach or inaccuracy in Section 4.04(c), upon the written request of the Company, Parent shall immediately cease and cause its Affiliates to immediately cease the taking of such actions.

(h)    Notwithstanding anything to the contrary in this Section 7.14, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to Section 7.14(f) that would (i) (A) contravene any applicable Law or conflict with or violate the organizational documents of the Company or any of its Subsidiaries, (B) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (other than Permitted Liens) in connection with any Contract to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or their respective properties or assets is bound or (C) require the Company or any of its Subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege, (ii) cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other fee or incur any other expense, indemnity liability or obligation, (iv) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) require the Company, its Subsidiaries or any persons who are directors of the Company or any of its Subsidiaries to pass any resolution or consent to approve or authorize the execution of the Debt Financing that is not subject to the occurrence of the Closing (provided, that no such action shall be required of the Company Board prior to the Closing) or (vi) require the Company, its Subsidiaries or any persons who are officers of the Company or any of its Subsidiaries to execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (other than any authorization letter contemplated by Section 7.14(f); provided, that in no event shall Section 7.14(f) require the Company or any of its Subsidiaries to cause any officer of the Company or any of its Subsidiaries that is not continuing in such capacity after the Closing to execute any certificate, document, instrument or agreement). Nothing in Section 7.14(f) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to any of the Financing.

(i)    Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with cooperation with such Financing pursuant to Section 7.14(f).

In addition, Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any assistance provided pursuant to this Section 7.14 or otherwise in connection with the arrangement, negotiation and consummation of the Financing, and any information used in connection therewith (other than losses, damages or claims solely resulting from the material inaccuracy of historical written financial information provided by the Company pursuant to this Section 7.14(f)).

(j)    All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Merger Sub or any of their respective Representatives pursuant to this Section 7.14 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent and its Representatives shall be permitted to disclose such confidential information to the Debt Financing Sources, rating agencies, prospective lenders and their respective Representatives either (x) pursuant to the terms of the Confidentiality Agreement and such Debt Financing Sources and their applicable Representatives shall be deemed to be “Representatives” thereunder or (y) in accordance with customary confidentiality arrangements customary for syndication procedures with respect to the relevant Financing. Parent and Merger Sub acknowledge and agree that it is not a condition to the Closing that Parent and Merger Sub obtain any Financing. For the avoidance of doubt, if any Financing has not been obtained, Parent and Merger Sub shall, subject to the limitations set forth in Section 10.08, continue to be obligated to complete the Merger and consummate the Transactions.

(k)    Notwithstanding anything herein to the contrary, the parties hereto hereby acknowledge and agree that any failure by the Company or its Subsidiaries to comply with the Company Cooperation Covenant shall not be deemed to result in the failure of a condition to consummation of the Closing or the Offer under ARTICLE VIII or otherwise under this Agreement unless such failure is a Willful and Material Breach and the Debt Financing has not been obtained primarily as a result of such Willful and Material Breach by the Company or its Subsidiaries thereunder.

SECTION 7.15    14d-10 Matters. Prior to the consummation of the Offer, to the extent required, the Compensation Committee of the Company Board will take such steps to cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee of the Company Board in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or written waiver by the Company and Parent, if permissible by Law), on the Closing Date, of the following conditions:

(a)    Consummation of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have consummated the Offer; and

(b)    No Order. No Governmental Authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, that is in effect on the Closing Date that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the Merger.

ARTICLE IX

TERMINATION

SECTION 9.01    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time only as follows (the date of any such termination in accordance with this Section 9.01, the “Termination Date”):

(a)    by mutual written consent of each of the Company and Parent at any time prior to the Acceptance Time;

(b)    by either the Company or Parent if any Governmental Authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any Law permanently restraining, enjoining, prohibiting or making illegal (i) prior to the Acceptance Time, the consummation of the Offer or (ii) prior to the Effective Time, the consummation of the Merger, and, in either case, such Law shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(b) has not breached in any material respect its obligations under Section 7.06 in a manner that has primarily caused such Law to be enacted, issued, promulgated, enforced or entered; or

(c)    by Parent, if:

(i)    at any time prior to the Acceptance Time and after the Outside Date, the Offer shall not have been consummated on or before March 31, 2021 (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company or Parent, the “Outside Date”); provided, however, that if on the Outside Date all of the conditions set forth on Annex A have been satisfied other than (x) those by their terms that are not contemplated to be satisfied until the Acceptance Time and (y) the Company Representation Condition solely as it relates to a Specified Default (unless such Specified Default is waived by written notice of Parent to the Company), then Parent or the Company shall have the right, exercisable by written notice thereof to the other party, to extend the Outside Date until the date that is one (1) Business Day following the earlier of (i) the date on which such Specified Default is required to be cured pursuant to the Securitization Agreement or the applicable Collateral Transaction Document, as the case may be, and (ii) thirty (30) days following the Outside Date without giving effect to the extension of the Outside Date described in this proviso and, in each case of clause (i) and (ii), any cure of such Specified Default shall be required to constitute a Specified Default Cure and after giving effect to such Specified Default Cure, the representations and warranties of the Company set forth in Section 4.04(c) shall be true and correct as of the consummation of the Offer in accordance with the standard set forth on Annex A, as if made at such time; and provided, further that the right to terminate this Agreement under this Section 9.01(c)(i) shall not be available to Parent if its breach of any representations or warranties or failure to perform any agreements or covenants set forth in this Agreement primarily caused or resulted in the failure of the consummation of the Offer to occur on or before such date;

(ii)    at any time prior to the Acceptance Time, the Company Board shall have effected an Adverse Recommendation Change; or

(iii)    at any time prior to the Acceptance Time, any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in clauses (d) or (e) of Annex A not to be satisfied, and (B) is not capable of being cured prior to the Outside Date or, if curable in such time frame, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided, that Parent and Merger Sub are not then in material breach of this Agreement; or

(d)    by the Company if:

(i)    at any time prior to the Acceptance Time and after the Outside Date, the Offer shall not have been consummated on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.01(d)(i) shall not be available to the Company if its breach of any representations or warranties or failure to perform any agreements or covenants set forth in this Agreement primarily caused or resulted in the failure of the consummation of the Offer to occur on or before such date;

(ii)    at any time prior to the Acceptance Time, any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that (A) would (x) cause any of the Offer Conditions not to be satisfied or (y) reasonably be expected to prevent, materially delay or materially impede the consummation of the Offer or the Merger and (B) is not capable of being cured prior to the Outside Date or, if curable in such time frame, is not cured by Parent or Merger Sub within thirty (30) days of receipt by Parent of written notice of such breach or failure; provided, that the Company is not then in material breach of this Agreement;

(iii)    at any time prior to the Acceptance Time, the Company Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of Section 7.03(b); provided, that (A) prior to, or substantially concurrently with, such termination the Company pays the Company Termination Fee due under Section 9.03(a)(ii)(B) and (B) the Company concurrently enters into such Acquisition Agreement; or

(iv)    (A) the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the Offer Expiration Time, but subject to such Offer Conditions being able to be satisfied) have been satisfied or waived at the Offer Expiration Time (after giving effect to any extensions thereof in accordance with Section 2.01), (B) Merger Sub shall have failed to consummate the Offer within three (3) Business Days following the Offer Expiration Time, (C) the Company has provided irrevocable written notice to Parent at least three (3) Business Days prior to such termination that it is prepared, willing and able to consummate the Transactions and (D) at all times during such three (3) Business Day period, the Company stood ready, willing and able to consummate the Transactions; provided, that no party shall be permitted to terminate this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(d)(i) during such three (3) Business Day period.

SECTION 9.02    Notice of Termination; Effect of Termination.

(a)    A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the reason for such termination, and any such termination in accordance with Section 9.01 (other than pursuant to Section 9.01(a)) shall be effective immediately upon delivery of such written notice to the other party.

(b)    In the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party or any stockholder, director, officer, employee, agent, consultant or Representative of such party to any other party, except that (i) this Section 9.02, Section 7.02(b), the last sentence of Section 7.06(a), Section 7.14(h), Section 7.14(i), Section 7.14(j), Section 9.03 and Article X shall remain in full force and effect, the definitions referenced in such Sections, even if not included in such Sections, and the Confidentiality Agreement shall remain in full force and effect in accordance with their terms and (ii) subject to Section 9.03(b) and Section 9.03(e), nothing herein shall relieve any party from liability for any fraud or Willful and Material Breach of this Agreement, in each case, prior to the Termination Date.

SECTION 9.03    Fees and Expenses. All expenses incurred in connection with this Agreement, the Transactions and all other matters related to the Transactions shall be paid by the party incurring such expenses, whether or not the Offer, the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement.

(a)    If this Agreement shall be terminated:

(i)    (A) by the Company or Parent pursuant to Section 9.01(c)(i) or Section 9.01(d)(i), (B) an Acquisition Proposal shall have been made to the Company Board or become publicly known, and not withdrawn, prior to the Offer Expiration Time, and (C) within nine (9) months following the Termination Date (x) the Company consummates the transaction contemplated by such Acquisition Proposal or (y) the Company enters into a definitive agreement in connection with an Acquisition Proposal and such transaction is consummated at any point in time, then the Company shall pay to Parent the amount of $268,000,000 (the “Company Termination Fee”) in accordance with Section 9.03(c); or

(ii)    (A) by Parent pursuant to Section 9.01(c)(ii) or (B) the Company pursuant to Section 9.01(d)(iii), then the Company shall pay to Parent the Company Termination Fee in accordance with Section 9.03(c).

(b)    If this Agreement shall be terminated by the Company pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iv) or (ii) by either of the Company or Parent pursuant to Section 9.01(d)(i) or Section 9.01(c)(i), respectively, if, in either case, the Company would then be entitled to terminate this Agreement pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iv), then, in each case, Parent shall pay to the Company an amount of $469,000,000 (the “Parent Termination Fee”) in accordance with Section 9.03(c).

(c)    The Company Termination Fee or Parent Termination Fee, as applicable, payable by the Company or Parent, as applicable, under this Section 9.03 shall be paid in immediately available funds (i) prior to, or substantially concurrently with, termination of this Agreement by the Company pursuant to Section 9.01(d)(iii) and (ii) within two (2) Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances. Notwithstanding anything in this Agreement to the contrary, (i) the payment to Parent of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered by Parent or Merger Sub as a result of the failure of the Transactions to be consummated and, upon such payment in full in accordance with this Section 9.03, the Company and other Company Related Parties, and the Debt Financing Related Parties shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (ii) the payment to the Company of the Parent Termination Fee shall be the sole and exclusive remedy of the Company for any loss suffered by the Company as a result of the failure of the Transactions to be consummated and, upon such payment in full in accordance with this Section 9.03, Parent and other Parent Related Parties shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions. For purposes of Section 9.03(a)(i), the definition of Acquisition Proposal shall have the meaning assigned to such term in Section 7.03(j)(i), except that references to “20”% in the definition thereof shall be deemed to be references to “51%.”

(d)    The parties acknowledge and agree that the agreements contained in this Section 9.03 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties further acknowledges that the payment of the Company Termination Fee by the Company or the Parent Termination Fee by Parent, as applicable, is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, or the Company, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall the Company, on the one hand, or Parent or Merger Sub, on the other hand, be required to pay the Company Termination Fee, in the case of the Company, or the Parent Termination Fee, in the case of Parent, in connection with the termination of this Agreement more than once. If (i) the Company fails promptly to pay any amount due pursuant to Section 9.03(a), and, in order to obtain such payment, Parent commences a suit that results in an award against the Company for such amount, the Company shall pay to Parent (or its designee) Parent’s and Merger Sub’s reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, or (ii) Parent fails promptly to pay any amount due pursuant to Section 9.03(b), and, in order to obtain such a payment, the Company commences a suit that results in an award against Parent for such amount, Parent shall pay to the Company (or its designee) the Company’s reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, in the case of clauses (i) and (ii), together with interest on the applicable amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(e)    Notwithstanding anything to the contrary in this Agreement, in the event that Parent and Merger Sub fail to consummate the Offer or the Closing as and when required pursuant to the terms of this Agreement for any or no reason or either of Parent or Merger Sub otherwise breaches this Agreement or fails to perform any of its covenants hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), except for (i) the right of the Company to an injunction, specific performance or other equitable relief in accordance with Section 10.08, (ii) the rights of the Company to specific performance to enforce the Equity Commitment Letter in accordance with, and subject to, the terms and conditions thereof and Section 10.08, (iii) the rights of the Company under the Confidentiality Agreement, (iv) the right of the Company pursuant to the Limited Guarantee and (v) the right of the Company to receive payment of the Parent Termination Fee pursuant to Section 9.03(b), the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Subsidiaries and, to the fullest extent permitted under applicable Law, any of their respective former, current or future officers, employees, directors, partners, equityholders, managers, members, attorneys, agents, advisors or other Representatives (the “Company Related Parties”) against Parent, any of its Subsidiaries, and any of their respective former, current or future officers, employees, directors, partners, equityholders, managers, members, attorneys, agents, advisors or other Representatives or the Equity Financing Sources (the “Parent Related Parties”) for any breach, loss or damage with respect to this Agreement and the Transactions shall be the right to seek damages against Parent and Merger Sub to the extent Parent or Merger Sub shall have committed fraud or a Willful and Material Breach (in either of clause (X) or (Y), a “Pre-Closing Damages Proceeding”); provided, that the monetary damages sought by the Company, and monetary damages payable by Parent, under all Pre-Closing Damages Proceedings shall not exceed, in the aggregate, an amount equal to the Parent Termination Fee (the “Cap”), and, for the avoidance of doubt, in no event shall the Company be permitted to seek damages in a Pre-Closing Damages Proceeding if the Company receives the Parent Termination Fee. Notwithstanding anything to the contrary in this Agreement and to the fullest extent permitted under applicable Law, except for (1) the rights of the Company under the Confidentiality Agreement, (2) the rights of the Company to specific performance to enforce the Equity Commitment Letter in accordance with Section 10.08, (3) the rights of the Company to an injunction, specific performance or other equitable relief in accordance with Section 10.08, (4) the right of the Company receive payment of the Parent Termination Fee pursuant to Section 9.03(b), (5) the rights of the Company pursuant to the Limited Guarantee and (6) the right of the Company to seek and recover monetary damages from Parent up to the amount of the Cap pursuant to the terms and conditions of this Section 9.03(e) (subject to the limitations set forth in this Section 9.03(e), including the Cap), to the fullest extent permitted under applicable Law, none of the Parent Related Parties will have any liability to the Company Related Parties, whether at Law or equity, in contract in tort or otherwise, arising from or in connection with any breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements contained in this Agreement or arising from any claim or cause of action that the Company or any of its Affiliates may have relating to this Agreement (including a failure to effect the Closing as and when required pursuant to the terms of this Agreement) and, to the fullest extent permitted by Law, none of the Company Related Parties will have any rights or claims against any or the Parent Related Parties relating to any such matters. In no event shall the Company or any Subsidiary of the Company, and the Company shall not cause any of the Company Related Parties to, seek or cause, authorize or encourage to be sought on behalf of any such person any damages from, or otherwise bring any claim or proceeding against, any of the Parent Related Parties arising from or in connection with any breach of this Agreement, other than (A) pursuant to the Confidentiality Agreement, (B) specific performance to enforce the Equity Commitment Letter in accordance with, and subject to, the terms and conditions thereof and Section 10.08, (C) for an injunction, specific performance or other equitable relief in accordance with Section 10.08, (D) payment of the Parent Termination Fee in accordance with Section 9.03, (E) the rights of the Company pursuant to the Limited Guarantee or (F) a Pre-Closing Damages Proceeding against Parent pursuant to this Agreement (subject to the limitations set forth in this Section 9.03(e), including the Cap). Nothing in this Section 9.03(e) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other Parent Related Party may be liable under this Agreement or in connection with any of the transactions contemplated hereby. For purposes of this Agreement, “Equity Financing Sources” means each of the Investors and their respective former, current and future Affiliates, and each of the Investor’s (and their respective Affiliates’) former, current and future equityholders, members, partners, or Representatives and any heirs, executors, successors and assigns of any of the foregoing; provided, that “Equity Financing Sources” shall be deemed not to include Parent or Merger Sub.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01    Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 10.02    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by email (with confirmation by return email) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to Parent or Merger Sub:

Inspire Brands, Inc.

Three Glenlake Parkway

Atlanta, GA 30328

Attention:	Nils H. Okeson
J. David Pipes
Email:	nokeson@inspirebrands.com
JDP@inspirebrands.com

with a copy (which shall not constitute notice) to:

Roark Capital Group

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention:	Stephen D. Aronson
E-mail:	sda@roarkcapital.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:	Rachael G. Coffey
Jeffrey D. Marell
Robert B. Schumer

E-mail:	rcoffey@paulweiss.com
jmarell@paulweiss.com
rschumer@paulweiss.com

(b)	if to the Company:

Dunkin’ Brands Group, Inc.

130 Royall Street

Canton, Massachusetts 02021

Attention:	Kate Jaspon
David Mann
Ryan Schaffer
E-mail:	katherine.jaspon@dukinbrands.com
david.mann@dunkinbrands.com
ryan.schaffer@dunkinbrands.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention:	Jane D. Goldstein
Craig E. Marcus
Sarah H. Young
E-mail:	jane.goldstein@ropesgray.com
craig.marcus@ ropesgray.com
sarah.young@ropesgray.com

SECTION 10.03    Interpretation and Rules of Construction. When a reference is made in this Agreement to an Annex, an Exhibit, an Article or a Section, such reference shall be to an Annex, an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” or provided to Parent and Merger Sub, if such documents, materials or information were at least one (1) calendar day prior to the date hereof (unless provided in response to a request by Parent or Merger Sub after such time, in which case, as of such later time) (a) available for review by such person and its Representatives through the electronic data room entitled “Project Saturn,” which is hosted by Venue Virtual Data Room in connection with the Transactions, (b) disclosed in a SEC Document filed and publicly available, or (c) otherwise provided by or on behalf of the Company in writing to Parent, Merger Sub or their Representatives. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires. References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and the Subsidiaries of the Company, taken as a whole, materially consistent with past practice, as well as reasonable actions or omissions taken or to be taken by the Company in good faith from time to time in response to changing economics and other conditions, circumstances or events relating to or arising from

COVID-19 or COVID-19 Measures or in connection with the November 3, 2020 United States federal elections and the results thereof. References to a person are also to its successors and permitted assigns. References to a “wholly-owned Subsidiary” shall mean, with respect to any Subsidiary of any person, that 100% of the outstanding capital stock of such Subsidiary is owned, directly or indirectly, by such person and/or its other wholly-owned Subsidiaries. References to a “wholly-owned Company Subsidiary” shall mean, with respect to any Company Subsidiary, that 100% of the outstanding capital stock of such Company Subsidiary is owned, directly or indirectly, by the Company and/or its other wholly-owned Subsidiaries. If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Company to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.

SECTION 10.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05    Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule, the Confidentiality Agreement (together with any joinders or other agreements entered into in connection therewith), the Equity Commitment Letter, Limited Guarantee and the Debt Commitment Letter constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

SECTION 10.06    Assignment. Neither this Agreement nor any of the parties’ respective rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (a) any of their respective direct or indirect wholly-owned Subsidiaries or (b) their Debt Financing Sources for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Financing so long as such assignment would not reasonably be expected to have a Parent Material Adverse Effect. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.07    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 7.04 (which are for the benefit of the persons covered thereby and may be enforced by such persons after the Effective Time), (b) after the Acceptance Time occurs, for the rights of the holders of Shares to receive the Offer Price to which they are entitled to receive in accordance with the terms and conditions of this Agreement, (c) after the Effective Time occurs, for the rights of the holders of Shares to receive the Merger Consideration to which they are entitled to receive in accordance with the terms and conditions of this Agreement, (d) the rights, at and after the Effective Time, of the holders of the Company Stock Options, Restricted Stock Units and earned and vested Performance Stock Units to receive the payments contemplated by Section 3.04, (e) the right of the Company to damages (including damages based on loss of the economic benefit of the Transactions to the Company’s stockholders) on behalf of the Company’s stockholders, (f) the third-party beneficiary rights specified in the Equity Commitment Letter, (g) the rights of the Company Related Parties and Parent Related Parties set forth in Section 9.03(e) and Section 10.14 and (h) the rights of the Debt Financing Sources to enforce the rights of the Debt Financing Related Parties under Section 9.03(c), this Section 10.07, Section 10.09, Section 10.10, Section 10.11, Section 10.12 and Section 10.14(b).

SECTION 10.08    Specific Performance.

(a)    The parties acknowledge and agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement or the Equity Commitment Letter, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach and Parent and Merger Sub agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach or for any other reason. In circumstances where Parent, Merger Sub or the Company is obligated to consummate any Transaction and such Transaction has not been consummated, each of Parent, Merger Sub and the Company expressly acknowledges and agrees (and will so stipulate in any Proceeding) that the other party and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its stockholders and that such other party on behalf of itself and its stockholders shall be entitled to enforce specifically Parent’s and Merger Sub’s or the Company’s, as the case may be, obligation to consummate such Transaction and, subject to Section 10.08(b), the terms of the Equity Commitment Letter (and specifically that the Company is entitled to enforce the terms of the Equity Commitment Letter (whether under this Agreement or the Equity Commitment Letter), including causing the Investors to provide the Equity Financing and otherwise cause Parent or Merger Sub to consummate the Transactions on behalf of itself and its stockholders, which right is hereby acknowledged and agreed by Parent and Merger Sub). Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.08, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that a party initiates an Action seeking equitable relief pursuant to this Section 10.08 (including to enforce specifically the performance of the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith pursuant to this Section 10.08), the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

(b)    Notwithstanding Section 10.08(a) or anything in this Agreement to the contrary, the parties hereby agree that the Company shall only be entitled to enforce specifically the terms of the Equity Commitment Letter (whether under this Agreement or the Equity Commitment Letter) (other than the terms of the Equity Commitment Letter that relate to the payment of fees, if any, pursuant to Section 9.03 (the “Termination

Commitment”), which shall not, in any event, be subject to this Section 10.08(b)), including causing all or any portion of the Equity Financing (other than the Termination Commitment) to be funded or otherwise cause Parent or Merger Sub to consummate the Offer or to effect the Merger (including the obligation to pay the aggregate Offer Price or Merger Consideration) if (i) with respect to the Offer and the payment of the Offer Price and the Equity Financing related thereto, the Offer Conditions have been satisfied or waived at or prior to the Offer Expiration Time (other than those Offer Conditions that by their nature are to be satisfied at the Offer Expiration Time but which were capable of being satisfied at such time), (ii) with respect to the Merger, the payment of the Merger Consideration and the Equity Financing related thereto, the conditions set forth in Section 8.01 have been satisfied or waived, (iii) the Debt Financing has been received by Parent in full in accordance with the terms thereof, or the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing (provided, that Parent and Merger Sub shall not be required to draw down the Equity Commitment Letter (other than in respect of the Termination Commitment) or consummate the Offer and the Closing if the Debt Financing is not funded at the Acceptance Time) and (iv) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Company will proceed with the Offer Closing (and the Company has not revoked, withdrawn, modified or conditioned such confirmation).

(c)    Notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Company be entitled to receive (i) both a grant of specific performance which results in the consummation of the Merger (including the funding of the Equity Financing, whether under this Agreement or the Equity Commitment Letter, and the payment of the Merger Consideration), on the one hand, and be awarded any monetary damages whatsoever, on the other hand, or (ii) subject to Section 9.03(f), both payment of any monetary damages whatsoever, on the one hand, and payment of the Parent Termination Fee, on the other hand. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall Parent or Merger Sub be entitled to receive both payment of any monetary damages whatsoever, on the one hand, and payment of the Company Termination Fee, on the other hand.

SECTION 10.09    Governing Law.

(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware. Notwithstanding anything to the contrary, any right or obligation with respect to any Debt Financing Source, the Debt Commitment Letter and the transactions contemplated hereby and thereby, and any litigation relating thereto or arising thereunder shall be governed by and construed in accordance with the law of the state of New York without giving effect to any choice of law or conflict of law rules and provisions (except as otherwise contemplated by the Debt Commitment Letter or any Debt Financing Agreement, which contemplates the laws of another jurisdiction shall govern).

(b)    The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts. Notwithstanding anything herein to the contrary, each party acknowledges and irrevocably agrees (A) that any

Action, whether in contract or tort, at law or in equity or otherwise, involving any Debt Financing Related Party arising out of, or relating to, the transactions contemplated hereby, the Debt Financing, the Debt Commitment Letter or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and each party submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court and agrees not to bring (or permit any of its Affiliates to bring or support anyone else in bringing) any such Action in any other court and (B) to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court.

SECTION 10.10    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

SECTION 10.11    Amendment. This Agreement may be amended, by written agreement of the parties hereto, at any time prior to the consummation of the Offer. Notwithstanding anything to the contrary in this Agreement, Section 9.03(c), Section 10.07, Section 10.09, Section 10.10, this Section 10.11, Section 10.12 and Section 10.14(b) (and the related definitions of this Agreement solely to the extent an amendment or modification thereof would modify the substance of such Sections) may not be amended in a manner that is materially adverse to the Debt Financing Related Parties, without the prior written consent of the Debt Financing Sources.

SECTION 10.12    Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Notwithstanding anything to the contrary in this Agreement, Section 9.03(c), Section 10.07, Section 10.09, Section 10.10, Section 10.11, this Section 10.12 and Section 10.14(b) may not be waived in a manner that is materially adverse to the Debt Financing Related Parties, without the prior written consent of the Debt Financing Sources.

SECTION 10.13    Company Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would have a Material Adverse Effect on the Company and (b) shall not be construed as an admission or indication by the Company of any non-compliance with, or breach or violation of, any third-party rights (including any Intellectual Property), any Contract or agreement or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.

SECTION 10.14    Non-Recourse.

(a)    Without limiting any of the express terms or conditions of this Agreement, each party agrees, on behalf of itself and its Affiliates and Representatives, that other than pursuant to (A) the Confidentiality Agreement, (B) pursuant to the Equity Commitment Letter and (C) pursuant to the Limited Guarantee, all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to (i) this Agreement or the Transactions, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as a party to this Agreement (or a party to any such other agreement referenced herein or contemplated hereunder) and in accordance with, and subject to the terms and conditions of, this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder).

(b)    Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and its Affiliates and, to the fullest extent legally permissible, the other Company Related Parties), other than (x) the Company’s rights set forth in Section 9.03, (x) the Company’s, and any of its Subsidiaries’ rights in respect of the transactions and agreements contemplated by the Debt Financing, the Debt Commitment Letter and/or the Debt Financing Agreements after the Offer Closing, (y) the Company’s right to seek to specifically enforce (or cause Parent or Merger Sub to enforce) the Equity Commitment Letter, in accordance with, and subject to, the terms and conditions of this Agreement and the Equity Commitment Letter and (z) the Company’s rights in respect of the Limited Guarantee, in accordance with, and subject to, the terms and conditions of this Agreement and the Limited Guarantee, (i) hereby waives any claims or rights against any Equity Financing Source or Debt Financing Source relating to or arising out of this Agreement, the Equity Commitment Letter, the Equity Financing, the Debt Commitment Letters, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (ii) hereby agrees not to bring or support any Action against any Equity Financing Source or Debt Financing Source in connection with this Agreement, the Equity Commitment Letter, the Equity Financing, the Debt Commitment Letters, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise.

SECTION 10.15    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

INSPIRE BRANDS, INC.

By:	/s/ Nils H. Okeson
Name: Nils H. Okeson
Title: Chief Administrative Officer, General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

MERGER SUB:

VALE MERGER SUB, INC.

By:	/s/ Nils H. Okeson
Name: Nils H. Okeson
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

COMPANY:

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ David Hoffmann
Name: David Hoffmann
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Conditions of the Offer

The obligation of Merger Sub to irrevocably accept for purchase and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(i)” below. Accordingly, notwithstanding any other term of the Offer or the Merger Agreement to the contrary, Merger Sub shall not be required to irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any tendered Shares, subject to and in accordance with the provisions of Article II unless, immediately prior to the then scheduled applicable Offer Expiration Time:

(a)    there shall have been validly tendered in the Offer and not validly withdrawn that number of Shares that (together with any Shares owned by Parent and its Affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)) represent at least a majority of the Shares outstanding as of the consummation of the Offer at the Offer Expiration Time (the “Minimum Tender Condition”);

(b)    any applicable waiting period under the HSR Act shall have expired or been terminated;

(c)    no Governmental Authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, that is in effect that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the Offer or the Merger;

(d)    (i) the representations and warranties of the Company set forth in Section 4.02(a) and Section 4.02(b) (Capitalization) (other than for inaccuracies that are de minimis relative to the total fully diluted equity capitalization of the Company), Section 4.04(c) (No Conflict; Required Filings and Consents) and Section 4.06(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of the Merger Agreement and as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) (ii) the representations and warranties of the Company set forth in Section 4.02(c), Section 4.02(d) and Section 4.02(e) (Capitalization) and Section 4.03 (Authority Relative to This Agreement) shall be true and correct in all material respects as of the date of the Merger Agreement and as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (iii) each of the other representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all respects as of the date of this Agreement and as of the consummation of the Offer, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of clause (iii), for such failures to be true and correct that, individually or in the aggregate, would not have a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded) (the “Company Representation Condition”);

(e)    the Company shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by the Merger Agreement to be performed or complied with by it on or prior to the Offer Expiration Time;

(f)    since the date of the Merger Agreement, no Material Adverse Effect shall have occurred and be continuing;

(g)    the Company shall have delivered to Parent a certificate, dated as of the date on which the Offer expires, signed by an executive officer of the Company, certifying that the conditions specified in clauses (d), (e) and (f) have been satisfied;

Annex A - 1

(h)    the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”); and

(i)    the Offer Expiration Time shall not occur on or prior to December 18, 2020 (the “Inside Date Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, except for the Minimum Tender Condition and the Termination Condition (each of which may only be waived with the prior written consent of the Company), may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and Applicable Law. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub with respect to extending, terminating or modifying the Offer pursuant to the terms and conditions of the Merger Agreement or Applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Annex A but not defined herein shall have the meanings set forth in the Agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex A is attached.

Annex A - 2